SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C.  20549



                         FORM 8-K

         --------------------------------------------

                      CURRENT REPORT


              Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934

         --------------------------------------------



 Date of Report (date of earliest event reported):  March 11, 1994


                      VIACOM INTERNATIONAL INC.
         ----------------------------------------------------
        (Exact name of registrant as specified in its charter)


     Delaware                  1-9554                  04-2980402
- -------------------      --------------------      -------------------
  (State or other          (Commission File         (I.R.S. Employer
  jurisdiction of              Number)             Identification No.)
  Incorporation)


      1515 Broadway, New York, New York                      10036
    -----------------------------------------             ------------
     (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code:  (212) 258-6000









                        Page 1 of 53 Pages
                Exhibit Index Appears on Page 50

Item 2.  Acquisition or Disposition of Assets.

         On March 11, 1994, Viacom Inc., a Delaware corporation ("Viacom") and the parent of Viacom International Inc., completed its acquisition of 61,657,432 shares of common stock, constituting a majority of the outstanding shares of common stock, of Paramount Communications Inc. ("Paramount") pursuant to Viacom's tender offer therefor (the "Paramount Offer"). A copy of the press release of Viacom, dated March 11, 1994, relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

         The total amount of funds needed to consummate the tender offer and to pay related fees and expenses was approximately $6.7 billion. Viacom obtained (i) $600 million of such funds from the issuance and sale of 24 million shares of Viacom Series A Preferred Stock to Blockbuster Entertainment Corporation ("Blockbuster"), (ii) $1.2 billion from the issuance and sale of 24 million shares of Viacom Series B Preferred Stock to NYNEX Corporation ("NYNEX"), (iii) $3.6 billion from the Credit Agreement dated as of November 19, 1993, as amended on January 4, 1994 and as further amended on February 15, 1994, among Viacom, the banks named therein and The Bank of New York, Citibank, N.A. and Morgan Guaranty Trust Company of New York, as Managing Agents, and (iv) $1.25 billion from the issuance and sale of 22,727,273 shares of Viacom Class B Common Stock to Blockbuster.


Item 7.  Financial Statements and Exhibits.

         (a) The financial statements required to be filed were previously reported in Paramount Communications Inc.'s Transition Report on Form 10-K for the six-month period ended April 30, 1993, as amended by Form 10-K/A Amendment No. 1 dated September 28, 1993, as further amended by Form 10-K/A Amendment No. 2 dated September 30, 1993 and as further amended by Form 10-K/A Amendment No. 3 dated March 21, 1994 and in
Paramount Communications Inc.'s Quarterly Reports on Form 10-Q for the three months ended July 31, 1993, the six months ended October 31, 1993 and the nine months ended January 31, 1994 and are incorporated herein by reference.

         (b) The following pro forma financial statements and historical financial statements are filed as part of this report on Form 8-K:

         Pro Forma:

         Combined Company Unaudited Pro Forma Combined Condensed
         Financial Statements.

         Blockbuster, Super Club and Spelling Entertainment
         Unaudited Pro Forma Condensed Consolidated Financial Statements.

         Paramount, Macmillan and Other Businesses Acquired Unaudited Pro Forma Condensed Consolidated Financial Statements.

         Historical:

         Viacom Inc. and subsidiaries consolidated balance sheets at December 31, 1993 and 1992, consolidated statements of operations, consolidated statements of cash flow and consolidated statements of shareholders' equity for each of the three years in the period ended December 31, 1993.

         (c) The following exhibits are filed as part of this report on Form 8-K:

              23.1  Consent of Price Waterhouse

              23.2  Consent of Ernst & Young

              99.1  Press release by Viacom Inc. dated March 11,
                    1994

                           SIGNATURES


         Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 VIACOM INTERNATIONAL INC.
                                   (Registrant)




Date:  March 28, 1994              By:  /s/ Philippe P. Dauman
                                    ---------------------------
                                    Name:   Philippe P. Dauman
                                    Title:  Executive Vice
                                            President, Chief
                                            Administrative Officer,
                                            General Counsel and
                                            Secretary

                                COMBINED COMPANY
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet at December 31, 1993 gives effect to the completion of Viacom's tender offer for Paramount Common Stock (the "Paramount Offer") the merger of a wholly owned subsidiary of Viacom Inc. with and into Paramount (the "Paramount Merger") and the merger of Blockbuster with and into Viacom Inc. (the "Blockbuster Merger", and with the Paramount Merger, the "Mergers") as if these events had occurred on such date, and was prepared based upon the balance sheet of Viacom and unaudited pro forma condensed consolidated balance sheets of Blockbuster at December 31, 1993, and Paramount at January 31, 1994. Viacom's balance sheet also contains a pro forma adjustment for the sale of Viacom Class B Common Stock to Blockbuster subsequent to December 31, 1993 (See Note 1 herein).

     The following unaudited pro forma combined statement of operations for the year ended December 31, 1993 gives effect to the completion of the Paramount Offer, the Paramount Merger, the Blockbuster Merger and the issuance of Series A Preferred Stock and Series B Preferred Stock (together, "Preferred Stock") as if they had occurred simultaneously at the beginning of the period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 1993 was prepared based upon the statements of operations of Viacom and Blockbuster for the year ended December 31, 1993, and of Paramount for the nine months ended January 31, 1994 and three months ended April 30, 1993 combined. These unaudited pro forma combined condensed financial statements should be read in conjunction with the audited financial statements, including the notes thereto, of Viacom which are included herein, and the audited financial statements and unaudited interim financial statements, including the notes thereto, of Paramount, which are incorporated by reference.

     The unaudited pro forma data are not necessarily indicative of the results of operations or financial position of either Viacom and Paramount combined or Viacom, Paramount and Blockbuster combined (the "Combined Company") that would have occurred if the completion of the Paramount Offer, the Paramount Merger and the Blockbuster Merger had occurred at the beginning of the period or the date indicated, nor are they necessarily indicative of future operating results or financial position.

     The pro forma adjustments are based upon available information and certain assumptions set forth herein, including the notes to the unaudited pro forma combined condensed financial statements, which Viacom, Paramount and Blockbuster believe are reasonable under the circumstances. The pro forma adjustments reflect the consideration offered to Paramount stockholders in the Paramount Merger (the "Paramount Merger Consideration") and the consideration offered to Blockbuster stockholders in the Blockbuster Merger (the "Blockbuster Merger Consideration") (see "Notes 2 and 3", respectively). The Paramount and Blockbuster historical information have been adjusted for certain acquisitions, and certain significant transactions which have occurred or which may occur
(see Paramount and Blockbuster Unaudited Pro Forma Condensed Consolidated Information.)

     Both the Paramount Merger and the Blockbuster Merger will be accounted for by the purchase method of accounting. Accordingly, Viacom's cost to acquire Paramount and Blockbuster, calculated to be approximately $9.9 billion and $5.8 billion, respectively, as of March 4, 1994, will be allocated to the assets and liabilities acquired according to their respective fair values with the excess to goodwill. Viacom's cost to acquire Paramount and Blockbuster pursuant to the respective merger agreements is subject to change based primarily upon the market value of Viacom Common Stock at the time of the respective mergers. A change in the fair market value of Viacom Common Stock will result in a corresponding change in the excess of unallocated acquisition cost over the net assets acquired and the related amortization thereof. The valuations and other studies, which will provide the basis for such an allocation, have not yet progressed to a stage where there is sufficient information to make an allocation in the accompanying unaudited pro forma combined condensed financial statements. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information are preliminary and have been made solely for the purposes of developing such unaudited pro forma combined condensed financial information. For the Paramount Merger, the approximate
$5.8 billion pro forma excess of unallocated acquisition costs as of March 4, 1994 is being amortized over 40 years at a rate of $143.8 million per year. For the Blockbuster Merger, the approximate $3.6 billion pro forma excess of unallocated acquisition costs as of March 4, 1994 is also being amortized over 40 years at a rate of $91 million per year. Such amortization period is based on Viacom's belief that the combined company has substantial potential for achieving long-term appreciation as a fully integrated, global entertainment and communications company. The Mergers will permit the continued expansion of current lines of business, as well as the development of new businesses, via the cross-promotion of the well known franchises, trademarks and products of Viacom, Blockbuster and Paramount. Additionally, the combined company will have enhanced and complimentary product distribution capabilities which can be used to strategically exploit its franchise trademarks and products on an accelerated basis. Viacom believes that the combined company will benefit from the Mergers for an indeterminable period of time of at least 40 years, and, therefore, a 40 year amortization period is appropriate.

     As is the case with all of Viacom's long-term assets and liabilities, Viacom will perform periodic reviews of the goodwill arising from the Mergers to ensure that this goodwill is carried at the lower of cost or market in light of current business conditions.

     After the consummation of the Mergers, Viacom will arrange for independent appraisal of the significant assets, liabilities and business operations of Blockbuster. Using this information, Viacom will make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Viacom believes that any significant allocation of excess purchase price to intangibles will be amortized over 40 years, and so any such allocation would not cause a material difference in pro forma results.

                                COMBINED COMPANY
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1993
                                 (IN MILLIONS)

                                                                             PARAMOUNT
                                                                               OFFER
                                        VIACOM                                  AND                               BLOCKBUSTER
                          -----------------------------------                PARAMOUNT     VIACOM/                  MERGER
                                      PRO FORMA                 PRO FORMA      MERGER     PARAMOUNT   PRO FORMA   ADJUSTMENTS
                          HISTORICAL ADJUSTMENTS   PRO FORMA   PARAMOUNT*   ADJUSTMENTS   COMBINED   BLOCKBUSTER**     (3)
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
   ASSETS
Cash & short term
investments.............  $ 1,882.4   $ 1,250.0(1)  $ 3,132.4   $   328.7    $ (3,050.0)(2b) $411.1   $    95.3  $   (30.0)(3a)
Other current assets....      804.0                    804.0      2,423.0                   3,227.0       653.4
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
    Total current
    assets..............    2,686.4     1,250.0      3,936.4      2,751.7      (3,050.0)    3,638.1       748.7        (30.0)
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
Property and equipment,
net.....................      554.2                    554.2      1,239.9                   1,794.1       522.8
Videocassette rental
  inventory,
  net...................                                                                                  470.2
Intangible assets, at
amortized cost..........    2,180.6                  2,180.6      1,976.6       5,750.1(2c) 9,907.3       856.3      3,638.6(3a)
Other assets............      995.7                    995.7      1,512.5                   2,508.2     2,173.0     (1,850.0)(3b)
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
                          $ 6,416.9   $ 1,250.0    $ 7,666.9    $ 7,480.7    $  2,700.1   $17,847.7   $ 4,771.0    $ 1,758.6
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.....  $   965.6                $   965.6    $ 1,493.8                 $ 2,459.4   $ 1,643.2    $(1,000.0)(3c)
Long-term debt..........    2,378.3                  2,378.3      1,000.3    $  4,692.2(2b) 8,070.8       853.5      1,000.0(3c)
Other liabilities.......      354.9                    354.9        799.8                   1,154.7       150.9
Stockholders' equity:
  Preferred.............    1,800.0                  1,800.0                                1,800.0                   (600.0)(3b)
  Common................      918.1   $ 1,250.0(1)    2,168.1     4,186.8    (1,992.1)(2b,c)4,362.8     2,123.4     2,358.6(3a,b)
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
    Total stockholders'
    equity..............    2,718.1     1,250.0      3,968.1      4,186.8      (1,992.1)    6,162.8     2,123.4      1,758.6
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
                          $ 6,416.9   $ 1,250.0    $ 7,666.9    $ 7,480.7    $  2,700.1   $17,847.7   $ 4,771.0    $ 1,758.6
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
                          ---------  -----------  -----------  -----------  ------------  ---------  -----------  -----------
                          COMBINED
                           COMPANY
                          ---------
   ASSETS
Cash & short term
investments.............  $   476.4
Other current assets....    3,880.4
                          ---------
    Total current
    assets..............    4,356.8
                          ---------
Property and equipment,
net.....................    2,316.9
Videocassette rental
  inventory,
  net...................      470.2
Intangible assets, at
amortized cost..........   14,402.2
Other assets............    2,831.2
                          ---------
                          $24,377.3
                          ---------
                          ---------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.....  $ 3,102.6
Long-term debt..........    9,924.3
Other liabilities.......    1,305.6
Stockholders' equity:
  Preferred.............    1,200.0
  Common................    8,844.8
                          ---------
    Total stockholders'
    equity..............   10,044.8
                          ---------
                          $24,377.3
                          ---------
                          ---------

   See notes to unaudited pro forma combined condensed financial statements.
- ---------------
 * See Unaudited Pro Forma Condensed Consolidated Financial Statements of Paramount.
** See Unaudited Pro Forma Condensed Consolidated Financial Statements of Blockbuster.

                                COMBINED COMPANY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                   VIACOM
                    -------------------------------------                    PARAMOUNT OFFER       VIACOM/
                                 PRO FORMA                   PRO FORMA    AND PARAMOUNT MERGER    PARAMOUNT     PRO FORMA
                     VIACOM     ADJUSTMENTS    PRO FORMA   PARAMOUNT(9)*       ADJUSTMENTS        COMBINED    BLOCKBUSTER**
                    ---------  -------------  -----------  -------------  ---------------------  -----------  -------------
Revenues..........  $ 2,004.9                  $ 2,004.9     $ 5,024.0                            $ 7,028.9     $ 2,595.2
Expenses
  Operating.......      877.6                      877.6       3,315.7                              4,193.3       1,947.6
  Selling, general
    and
    administrative      589.2                      589.2       1,243.7                              1,832.9         212.0
  Depreciation and
  amortization....      153.1                      153.1         162.5          $   143.8(5a)         459.4
                    ---------       ------    -----------  -------------          -------        -----------  -------------
    Total
    expenses......    1,619.9                    1,619.9       4,721.9              143.8           6,485.6       2,159.6
                    ---------       ------    -----------  -------------          -------        -----------  -------------
Earnings from
operations........      385.0                      385.0         302.1             (143.8)            543.3         435.6
  Interest
  expense.........     (145.0)                    (145.0)        (94.3)            (249.3)(5b)       (488.6)        (98.7)
  Interest and
    other
    investment
income............                                                43.5                                 43.5           7.2
  Other items,
  net(7)..........       61.8                       61.8          (7.4)                                54.4          16.3
                    ---------       ------    -----------  -------------          -------        -----------  -------------
    Total other
      income
      (expense)...      (83.2)                     (83.2)        (58.2)            (249.3)           (390.7)        (75.2)
                    ---------       ------    -----------  -------------          -------        -----------  -------------
Earnings before
income taxes......      301.8                      301.8         243.9             (393.1)            152.6         360.4
Provision for
income taxes......      129.8                      129.8          88.5              (88.1)(5c)        130.2         135.3
Equity in loss of
  affiliated
  companies, net
  of tax..........       (2.5)                      (2.5)                                              (2.5)
                    ---------       ------    -----------  -------------          -------        -----------  -------------
Earnings before
  extraordinary
  items and
  cumulative
  effect of
  changes in
  accounting
  principles and
  preferred stock
  dividend
  requirements....      169.5                      169.5         155.4             (305.0)             19.9         225.1
Preferred stock
  dividend
requirements......       12.8    $    77.2(4)       90.0                                               90.0
                    ---------       ------    -----------  -------------          -------        -----------  -------------
Earnings (loss)
  attributable to
  common stock
  before
  extraordinary
  items and
  cumulative
  effect of
  changes in
  accounting
  principles......  $   156.7    $   (77.2)    $    79.5     $   155.4          $  (305.0)        $   (70.1)    $   225.1
                    ---------       ------    -----------  -------------          -------        -----------  -------------
                    ---------       ------    -----------  -------------          -------        -----------  -------------
Weighted average
  number of common
  shares and
  common share
  equivalents.....      120.6          1.3                                           81.1

Primary earnings
  per common share
  before
  extraordinary
  items and
  cumulative
  effect of
  changes in
  accounting
  principles......  $     1.30

                    BLOCKBUSTER
                      MERGER      COMBINED
                    ADJUSTMENTS    COMPANY
                    -----------  -----------                                    .
Revenues..........                $ 9,624.1
Expenses
  Operating.......    $ (410.7)(6a) 5,730.2
  Selling, general
    and
    administrative                  2,044.9
  Depreciation and
  amortization....        91.0(6b)    961.1
                         410.7(6a)
                    -----------  -----------
    Total
    expenses......        91.0      8,736.2
                    -----------  -----------
Earnings from
operations........       (91.0)       887.9
  Interest
  expense.........                   (587.3)
  Interest and
    other
    investment
    income........                     50.7
  Other items,
  net(7)..........       (30.0)(6c)    40.7
                    -----------  -----------
    Total other
      income
      (expense)...       (30.0)      (495.9)
                    -----------  -----------
Earnings before
income taxes......      (121.0)       392.0
Provision for
income taxes......       (11.6)(6d)   253.9
Equity in loss of
  affiliated
  companies, net
  of tax..........                     (2.5)
                    -----------  -----------
Earnings before
  extraordinary
  items and
  cumulative
  effect of
  changes in
  accounting
  principles and
  preferred stock
  dividend
  requirements....      (109.4)       135.6
Preferred stock
  dividend
  requirements....       (30.0)(6c)    60.0
                    -----------  -----------
Earnings (loss)
  attributable to
  common stock
  before
  extraordinary
  items and
  cumulative
  effect of
  changes in
  accounting
  principles......   $   (79.4)   $    75.6
                    -----------  -----------
                    -----------  -----------
Weighted average
  number of common
  shares and
  common share
  equivalents.....       206.3        409.3(8)

Primary earnings
  per common share
  before
  extraordinary
  items and
  cumulative
  effect of
  changes in
  accounting
  principles......                $    0.18

   See notes to unaudited pro forma combined condensed financial statements.
- ---------------
 * See Unaudited Pro Forma Condensed Consolidated Financial Statements of Paramount.
** See Unaudited Pro Forma Condensed Consolidated Financial Statements of Blockbuster.

                                COMBINED COMPANY
                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     (1) Reflects the sale of Viacom Class B Common Stock to Blockbuster for $1.25 billion.

     (2) The cost to acquire Paramount pursuant to the Paramount Offer and the Paramount Merger, the financing of such cost and the determination of the unallocated excess of acquisition cost over the net assets acquired are as set forth below. In furtherance of the Paramount Merger, on March 11, 1994, Viacom, pursuant to the terms of the Paramount Offer, purchased 61,657,432 shares of Paramount Common Stock, representing a majority of the shares of Paramount Common Stock outstanding as of the expiration of the Paramount Offer. In the Paramount Merger, each remaining outstanding share of Paramount Common Stock will be converted into the right to receive the Paramount Merger Consideration. As of March 4, 1994, the closing price of shares of Viacom Class B Common Stock on the AMEX was $27. As of February 3, 1994 there were 121.9 million shares of Paramount Common Stock outstanding.

     (a) Total acquisition costs:

Cash..................................................................  $  6,597.3
Viacom Merger Debentures..............................................     1,054.9
Viacom Class B Common Stock...........................................     1,514.7
Contingent Value Rights...............................................       538.6
Viacom Three-Year Warrants............................................        52.8
Viacom Five-Year Warrants.............................................        59.1
Paramount Merger costs................................................        90.0
                                                                        ----------
Acquisition costs financed............................................     9,907.4
Excess value of exchange ratio over exercise price of Paramount
employee stock options................................................        29.5
                                                                        ----------
Total acquisition costs...............................................  $  9,936.9
                                                                        ----------
                                                                        ----------


     (b) Financing of the Paramount Offer and the Paramount Merger:


Cash..................................................................  $  3,050.0
Merger Credit Agreement...............................................     3,637.3
Viacom Merger Debentures..............................................     1,054.9
Viacom Class B Common Stock...........................................     1,514.7
Contingent Value Rights...............................................       538.6
Viacom Three-Year Warrants............................................        52.8
Viacom Five-Year Warrants.............................................        59.1
                                                                        ----------
Total financing of the Paramount Offer and the Paramount Merger.......  $  9,907.4
                                                                        ----------
                                                                        ----------

     (c) The unallocated excess of acquisition costs over the net assets acquired:

Total acquisition costs...............................................    $9,936.9
Paramount pro forma net assets as of January 31, 1994.................     4,186.8
                                                                        ----------
Excess of acquisition costs over net assets acquired..................  $  5,750.1
                                                                        ----------
                                                                        ----------


     (3) The cost to acquire Blockbuster pursuant to the Blockbuster Merger, the financing of such cost and the determination of the unallocated excess of acquisition cost over the net assets acquired are set forth below. Pursuant to the Blockbuster Merger, holders of shares of Blockbuster Common Stock will be entitled to receive the Blockbuster Merger Consideration for each of such holder's shares. As of March 4, 1994, the closing price of shares of Viacom Class A Common Stock and Viacom Class B Common Stock on the AMEX was $31 7/8 and $27, respectively. As of December 31, 1993, there were 247.5 million shares of Blockbuster Common Stock outstanding.

The Blockbuster Merger has been unanimously approved by the Boards of Directors of each of the companies. The obligations of Viacom Inc. and Blockbuster to consummate the merger is subject to various conditions, including obtaining requisite stockholder approvals. NAI has agreed to vote its shares of Viacom Inc. in favor of the Blockbuster Merger; therefore, approval by Viacom Inc.
of the Blockbuster Merger is assured.

     (a) Total acquisition costs and financing:


Viacom Class A Common Stock...........................................  $    631.1
Viacom Class B Common Stock...........................................     4,050.4
Variable Common Rights................................................       924.1
                                                                        ----------
Acquisition costs financed............................................     5,605.6
Excess value of exchange ratio over exercise price of Blockbuster
stock options and warrants............................................       126.4
Blockbuster Merger costs..............................................        30.0
                                                                        ----------
Total acquisition costs...............................................     5,762.0
Blockbuster pro forma net assets as of December 31, 1993..............     2,123.4
                                                                        ----------
Excess of acquisition costs over net assets acquired..................  $  3,638.6
                                                                        ----------
                                                                        ----------

     (b) Eliminates Blockbuster's $600 million investment in Series A Preferred Stock and $1.25 billion investment in Viacom Class B Common Stock.

     (c) Assumes additional borrowings incurred by Blockbuster, which were used to finance the purchase of Viacom Class B Common Stock, will be refinanced on a long-term basis as part of an overall refinancing of indebtedness of the combined company.

     (4) Pro forma adjustments made to Viacom's historical results reflect the additional 5% cumulative dividend requirement of the $1.8 billion of Viacom Preferred Stock sold to NYNEX and Blockbuster in the amount of $77.2 million for the year ended December 31, 1993 as if the transactions had occurred at the beginning of the year.

     (5) Other pro forma adjustments related to the Paramount Offer and the Paramount Merger reflect the following:

     (a) An increase in amortization expense of $143.8 million for the year ended December 31, 1993 resulting from an increase in intangibles of approximately $5.8 billion amortized over 40 years.

     (b) Reflects an increase in interest expense of $241.4 million for the year ended December 31, 1993 resulting from additional debt financing of approximately $3.6 billion under the Merger Credit Agreement, the issuance of Viacom Merger Debentures and a decrease of interest income of $7.9 million resulting from the use of cash to finance the Paramount Offer. The assumed interest rate on the debt financing under the Merger Credit Agreement of 4.3% for the year ended December 31, 1993 was calculated based on average historical London Interbank Offered Rates. A change in the assumed interest rate of 1/8% will result in a change in interest expense of $4.5 million on an annual basis.

     (c) Pro forma income tax adjustments reflect the income tax effects calculated at the statutory tax rate in effect during the period presented. The effective income tax rate on a pro forma basis is adversely affected by amortization of excess acquisition costs, which are assumed to be not deductible for tax purposes.

     (d) Intercompany transactions were immaterial in each of the statements presented.

     (6) Other pro forma adjustments related to the Blockbuster Merger reflect the following:

     (a) Reclassification of the historical presentation of depreciation and amortization of $410.7 million for the year ended December 31, 1993 to conform the presentations of Viacom and Blockbuster financial statements.

     (b) An increase in amortization expense of $91 million for the year ended December 31, 1993, resulting from an increase in intangible assets of approximately $3.6 billion amortized over 40 years.

     (c) Eliminates the 5% cumulative annual dividend on the $600 million intercompany Series A Preferred Stock investment by Blockbuster in the amount of $30.0 million for the year ended December 31, 1993.

     (d) Reflects the income tax effects of certain pro forma adjustments calculated at the statutory tax rate in effect during the period presented. The effective income tax rate on a pro forma basis is adversely affected by amortization of excess acquisition costs, which are assumed to be not deductible for tax purposes.

     (e) Intercompany transactions were immaterial in each of the statements presented.

     (7) Other items, net, of Viacom for the year ended December 31, 1993 reflects a net gain of $61.8 million due to the sale of the Viacom Cablevision of Wisconsin, Inc. system and other non-recurring transactions.

     (8) Pro forma primary earnings per common share is calculated based on the weighted average number of shares of Viacom Common Stock outstanding, the number of shares of Viacom Common Stock to be issued in connection with the Blockbuster Merger and Paramount Merger and respective common share equivalents as if these transactions occurred at the beginning of the period presented. Conversion of the Series B Preferred Stock would have an antidilutive effect on earnings per common share and therefore fully diluted earnings per common share is not presented.

     (9) Reflects operating losses at USA Networks, Paramount's 50%-owned cable networks, due largely to a $78 million pre-tax charge, the majority of which was recorded in December 1993, to adjust the carrying value of certain broadcast rights to net realizable value because of the under-performance of certain series programming of which Paramount recorded its share.

                          BLOCKBUSTER, SUPER CLUB AND
                             SPELLING ENTERTAINMENT
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The historical financial statements of Blockbuster include the financial position and results of operations of WJB Video Limited Partnership and certain of its affiliates ("WJB"), with which Blockbuster consolidated in August 1993. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, all of Blockbuster's historical financial data has been restated as if the companies had operated as one entity since inception.

     The following unaudited pro forma condensed consolidated balance sheet presents the pro forma financial position of Blockbuster as of December 31, 1993. The balance sheet contains pro forma adjustments for certain significant transactions which occurred in 1994, in connection with the Paramount Offer and the Paramount Merger. These transactions include a $1.25 billion investment in Viacom and additional borrowings of $1.25 billion and are reflected in the balance sheet as if these transactions had been completed as of December 31, 1993. Spelling Entertainment Group Inc. (together with its subsidiary "Spelling Entertainment") and Super Club Retail Entertainment Corporation and subsidiaries ("Super Club") are included in Blockbuster's historical balance sheet at December 31, 1993.

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1993 presents the pro forma results of continuing operations of Blockbuster as if the acquisition of Super Club and the majority of the outstanding common stock of Spelling Entertainment had been consummated at January 1, 1993. The following unaudited pro forma statement of operations also contains pro forma adjustments for certain significant transactions which occurred during 1993 or 1994 in connection with the Paramount Offer and the Paramount Merger. These transactions include a $600 million and a $1.25 billion investment in Viacom, additional borrowings of $600 million and $1.25 billion, and the sale of 14,650,000 shares of Blockbuster Common Stock, and are reflected in the pro forma condensed consolidated statement of operations as if these transactions had been consummated as of January 1, 1993. The following unaudited pro forma condensed consolidated statement of operations do not give effect to the estimated cost savings to be realized from the consolidation of certain Super Club operational and administrative functions, including the elimination of duplicate facilities and personnel, and management fees previously charged by related affiliates. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and notes thereto of Blockbuster, Super Club and Spelling Entertainment.

     Income from continuing operations per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing income from continuing operations per common and common equivalent share, Blockbuster utilizes the treasury stock method.

     The unaudited pro forma condensed consolidated financial statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements reflect Blockbuster's preliminary allocations of purchase prices which will be subject to further adjustments as Blockbuster finalizes the allocations of the purchase prices in accordance with generally accepted accounting principles. All of the aforementioned acquisitions, excluding WJB, were accounted for under the purchase method of accounting. The unaudited pro forma condensed consolidated results of operations do not necessarily reflect actual results which would have occurred if the aforementioned acquisitions had taken place on the assumed dates, nor are they indicative of the results of future combined operations. If either the Paramount Merger or the Blockbuster Merger were not to occur, certain pro forma adjustments included in these unaudited pro forma condensed consolidated financial statements would change significantly.

                                  BLOCKBUSTER
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1993
                                 (IN THOUSANDS)



                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                                             ----------------------------
                                               BLOCKBUSTER       DEBIT         CREDIT        PRO FORMA
                                              -------------  -------------  -------------  -------------
Current Assets:
  Cash and cash equivalents.................  $      95,254                                $      95,254
  Accounts receivable, less allowance.......        135,172                                      135,172
  Merchandise inventories...................        350,763                                      350,763
  Film costs and program rights, net........        117,324                                      117,324
  Other.....................................         50,210                                       50,210
                                              -------------  -------------  -------------  -------------
       Total Current Assets.................        748,723                                      748,723
Videocassette rental inventory, net.........        470,223                                      470,223
Property and equipment, net.................        522,745                                      522,745
Intangible assets, net......................        856,318                                      856,318
Investment in Viacom........................        600,000  $   1,250,000(a)                  1,850,000
Other assets................................        322,958                                      322,958
                                              -------------  -------------  -------------  -------------
                                              $   3,520,967  $   1,250,000                 $   4,770,967
                                              -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------
Current Liabilities:
  Current portion of long-term debt.........  $       9,083                 $   1,000,000(b) $ 1,009,083
  Accounts payable..........................        369,815                                      369,815
  Accrued liabilities.......................        177,695                                      177,695
  Accrued participation expenses............         43,013                                       43,013
  Income taxes payable......................         43,632                                       43,632
                                              -------------  -------------  -------------  -------------
       Total Current Liabilities............        643,238                     1,000,000      1,643,238
Long-term debt..............................        603,496                       250,000(b)     853,496
Other liabilities...........................         59,999                                       59,999
Minority interest in subsidiaries...........         90,834                                       90,834
Shareholders' Equity:
  Common stock..............................         24,738                                       24,738
  Capital in excess of par value............      1,564,685                                    1,564,685
  Cumulative foreign currency translation
    adjustment..............................        (38,143)                                     (38,143)
  Retained earnings (deficit)...............        572,120                                      572,120
                                              -------------  -------------  -------------  -------------
       Total Shareholders' Equity...........      2,123,400                                    2,123,400
                                              -------------  -------------  -------------  -------------
                                              $   3,520,967                 $   1,250,000  $   4,770,967
                                              -------------  -------------  -------------  -------------
                                              -------------  -------------  -------------  -------------


         The accompanying notes are an integral part of this statement.

               BLOCKBUSTER, SUPER CLUB AND SPELLING ENTERTAINMENT
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     SUPER CLUB      SPELLING                      PRO FORMA
                                                    ELEVEN MONTHS  ENTERTAINMENT                  ADJUSTMENTS
                                                        ENDED      THREE MONTHS               --------------------        PRO
                                        BLOCKBUSTER   11/20/93     ENDED 3/31/93   COMBINED     DEBIT     CREDIT         FORMA
                                        ----------  -------------  -------------  ----------  ---------  ---------      ---------
Revenue:
  Rental revenue......................  $1,285,412    $  58,702                   $1,344,114                           $1,344,114
  Product sales.......................     658,097      254,544                      912,641                              912,641
  Other revenue.......................     283,494        3,441      $  51,509       338,444                              338,444
                                        ----------  -------------  -------------  ----------  ---------  ---------     ----------
                                         2,227,003      316,687         51,509     2,595,199                            2,595,199
Operating Costs and Expenses:
  Cost of product sales...............     430,171      185,760                      615,931                              615,931
  Operating expenses..................   1,195,483      119,317         38,049     1,352,849             $  21,254(d-h) 1,331,595
  Selling, general and
    administrative....................     178,322       26,029          7,737       212,088                              212,088
                                        ----------  -------------  -------------  ----------  ---------  ---------     ----------
Operating income (loss)...............     423,027      (14,419)         5,723       414,331                21,254        435,585
Interest expense......................     (33,773)      (2,612)        (2,437)      (38,822) $  60,381(j)     551(i)     (98,652)
Interest income.......................       6,818          179            210         7,207                                7,207
Other income (expense), net...........      (6,238)          81           (883)       (7,040)       914(c)  24,250(k)      16,296
                                        ----------  -------------  -------------  ----------  ---------  ---------     ----------
Income (loss) before taxes............     389,834      (16,771)         2,613       375,676     61,295     46,055        360,436
Provision for income taxes............     146,188           87          1,674       147,949                12,677(l)     135,272
                                        ----------  -------------  -------------  ----------  ---------  ---------     ----------
Income (loss) from continuing
  operations..........................  $  243,646    $ (16,858)     $     939    $  227,727  $  61,295  $  58,732     $  225,164
                                        ----------  -------------  -------------  ----------  ---------  ---------     ----------
                                        ----------  -------------  -------------  ----------  ---------  ---------     ----------
Weighted average common and common
  equivalent shares outstanding.......     220,195                                                                        242,766
                                        ----------                                                                     ----------
                                        ----------                                                                     ----------
Income from continuing operations per
  common and common equivalent
  share...............................  $     1.11                                                                     $     0.93
                                        ----------                                                                     ----------
                                        ----------                                                                     ----------
Weighted average common and common
  equivalent shares outstanding--
  assuming full dilution..............     221,476                                                                        244,047
                                        ----------                                                                     ----------
                                        ----------                                                                     ----------
Income from continuing operations per
  common and common equivalent
  share--assuming full dilution.......  $     1.10                                                                     $     0.92
                                        ----------                                                                     ----------
                                        ----------                                                                     ----------


         The accompanying notes are an integral part of this statement.

                          BLOCKBUSTER, SUPER CLUB AND
                             SPELLING ENTERTAINMENT
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

      (a)  Represents Blockbuster's $1.25 billion investment in Viacom.
      (b)  Represents additional debt incurred by Blockbuster which was used to fund Blockbuster's investment in Viacom.
      (c)  Represents the recording of the minority interest resulting from Blockbuster's purchase of the majority of the outstanding common stock of Spelling Entertainment.
      (d)  Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocations of the acquired entities. Intangible assets resulting from the purchase of Super Club and Spelling Entertainment are being amortized over a 40 year life which approximates the useful life.
      (e)  Represents a reduction to videocassette rental inventory expense due to adjustments to the carrying value of
           Super Club's videocassette rental inventory as a result of the preliminary purchase price allocation and the assignment of remaining useful lives.
      (f)  Represents a reduction to property and equipment depreciation expense resulting from adjustments to the carrying value of Super Club's property and equipment as a result of the preliminary purchase price allocation and the assignment of remaining useful lives.
      (g)  Represents reductions to occupancy expense resulting from preliminary purchase price allocations which reflect the fair market value of certain lease liabilities related to Super Club.
      (h)  Represents reductions to programming and distribution, depreciation and occupancy expenses resulting from preliminary purchase price allocations which reflect the fair market value of various assets and liabilities related to Spelling Entertainment.
      (i)  Represents the reduction in interest expense resulting from the revaluation of outstanding indebtedness of
           Spelling Entertainment by Blockbuster at current interest rates.
      (j)  Represents additional interest expense resulting from Blockbuster's additional borrowings used to fund its investment in Viacom.
      (k)  Represents dividend income related to a portion of Blockbuster's investment in Viacom.
      (l)  Represents the incremental change in the combined entity's provision for income taxes as a result of the pretax earnings of Super Club and Spelling Entertainment and all pro forma adjustments as described above.

               PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



The following unaudited pro forma Paramount statement of operations and balance sheet for the twelve months ended or at January 31, 1994 give effect, on a purchase accounting basis, to the acquisition of Macmillan Publishing Company and certain other publishing assets of Macmillan Inc. (together, "Macmillan"). The pro forma statement of operations also include the acquisitions of television station WKBD-TV in Detroit ("WKBD") in September 1993 and the remaining 80% interest in Paramount Canada's Wonderland ("PCW") theme park in May 1993. The acquisitions of WKBD and PCW are included in the applicable unaudited pro forma statement of operations in "Other Businesses Acquired and Pro Forma Adjustments."


The unaudited pro forma Paramount statement of operations and balance sheet for the twelve months ended or at January 31, 1994 include the historical consolidated statement of operations and balance sheet information of Paramount for the twelve months ended or at January 31, 1994 and of Macmillan for the twelve months ended or at December 31, 1993. The pro forma statement of operations also includes the historical statement of operations of WKBD for the seven months ended August 31, 1993; and of PCW for the three months ended April 30, 1993. Financial information of WKBD and PCW subsequent to their acquisitions are included in Paramount's historical financial statements. Macmillan's fiscal year-end was March 31, PCW's fiscal year-end was February 28, and WKBD's fiscal year-end was December 31; their pro forma periods described above have been derived by accumulating monthly and quarterly financial information for the respective entities.

The unaudited pro forma Paramount combined financial statements are not necessarily indicative of the results which actually would have occurred if the acquisitions had been in effect since February 1, 1993, nor are they necessarily indicative of future results.

Adjustments have been made to reflect the acquisitions, on a purchase accounting basis, as if such transactions had taken place on January 31, 1994, for the purpose of presenting the unaudited pro forma condensed Paramount balance sheet, and February 1, 1993, for the purpose of presenting the unaudited pro forma Paramount statements of operations.

                            PARAMOUNT AND MACMILLAN

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AT JANUARY 31, 1994
                                 (IN MILLIONS)

                                                                                           MACMILLAN
                                                                                          ACQUISITION    PRO FORMA
                                                                                         AND PRO FORMA   COMBINED
                                                                             PARAMOUNT   ADJUSTMENTS(1)  PARAMOUNT
                                                                            -----------  -------------  -----------
    ASSETS
Current assets............................................................   $ 3,181.1     $  (429.4)    $ 2,751.7
Property and equipment, net...............................................     1,209.3          30.6       1,239.9
Intangible assets, at amortized cost......................................     1,567.9         408.7       1,976.6
Other assets..............................................................     1,458.5          54.0       1,512.5
                                                                            -----------  -------------  -----------
                                                                             $ 7,416.8     $    63.9     $ 7,480.7
                                                                            -----------  -------------  -----------
                                                                            -----------  -------------  -----------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.......................................................   $ 1,429.9     $    63.9     $ 1,493.8
Long-term debt............................................................     1,000.3                     1,000.3
Other liabilities.........................................................       799.8                       799.8
Stockholders' equity:
  Common..................................................................     4,186.8                     4,186.8
                                                                            -----------                 -----------
    Total stockholders' equity............................................     4,186.8                     4,186.8
                                                                            -----------  -------------  -----------
                                                                             $ 7,416.8     $    63.9     $ 7,480.7
                                                                            -----------  -------------  -----------
                                                                            -----------  -------------  -----------

   See notes to unaudited pro forma condensed consolidated financial statements.

               PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED JANUARY 31, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      HISTORICAL                                  OTHER
                                           --------------------------------    MACMILLAN       BUSINESSES
                                                 NINE            THREE        ACQUISITION     ACQUIRED AND
                                             MONTHS ENDED     MONTHS ENDED   AND PRO FORMA      PRO FORMA      PRO FORMA
                                           JANUARY 31, 1994  APRIL 30, 1993  ADJUSTMENTS(2)  ADJUSTMENTS(2)    PARAMOUNT
                                           ----------------  --------------  --------------  ---------------  -----------
Revenues.................................     $  3,757.0       $    954.4      $    287.7       $    24.9      $ 5,024.0
Expenses:
  Operating..............................        2,499.1            628.3           167.0            21.3        3,315.7
  Selling, general and administrative....          835.4            315.8            92.5                        1,243.7
  Depreciation and amortization..........          124.5             22.2            13.7             2.1          162.5
                                           ----------------  --------------  --------------       -------     -----------
       Total expenses....................        3,459.0            966.3           273.2            23.4        4,721.9
                                           ----------------  --------------  --------------       -------     -----------
Earnings (loss) from operations..........          298.0            (11.9)           14.5             1.5          302.1
                                           ----------------  --------------  --------------       -------     -----------
Other income (expense):
  Interest expense.......................          (70.6)           (23.7)                                         (94.3)
  Interest and other investment income...           53.1             22.2           (26.8)           (5.0)          43.5
  Other items, net.......................           (2.7)            (2.2)           (2.6)            0.1           (7.4)
                                           ----------------  --------------  --------------       -------     -----------
       Total other expense...............          (20.2)            (3.7)          (29.4)           (4.9)         (58.2)
                                           ----------------  --------------  --------------       -------     -----------
Earnings (loss) before income taxes......          277.8            (15.6)          (14.9)           (3.4)         243.9
Provision (benefit) for income taxes.....           97.2             (6.4)           (1.6)           (0.7)          88.5
                                           ----------------  --------------  --------------       -------     -----------
Net earnings (loss)......................     $    180.6       $     (9.2)     $    (13.3)      $    (2.7)     $   155.4
                                           ----------------  --------------  --------------       -------     -----------
                                           ----------------  --------------  --------------       -------     -----------
Weighted average number of common
shares...................................          120.3            118.8                                          119.9
Net earnings (loss) per common share.....     $     1.50       $    (0.08)                                     $    1.30



 See notes to unaudited pro forma condensed consolidated financial statements.

               PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

(1) UNAUDITED PRO FORMA CONDENSED PARAMOUNT BALANCE SHEET--JANUARY 31, 1994

Use of cash and cash equivalents and short-term investments for the purchase price of the acquisition of Macmillan for $552.8 million (the "Macmillan Acquisition").

Estimated excess purchase price of the Macmillan Acquisition of $408.7 million over the net assets acquired. Pending a further study of the estimated fair values of the assets and liabilities, any excess cost over the estimated value of the net assets acquired has been included in intangible assets.

(2) UNAUDITED PRO FORMA CONDENSED PARAMOUNT STATEMENT OF OPERATIONS-- TWELVE MONTHS ENDED JANUARY 31, 1994

The Macmillan Acquisition includes the following pro forma adjustments:

Estimated amortization of intangible assets of $10.2 million over a 40 year life.

Estimated reduction of interest income of $26.8 million at Paramount's average interest rates in effect during the twelve-month period, due to the use of cash and cash equivalents and short-term investments for the acquisition.

Estimated income tax benefit of $(1.6) million based upon pro forma adjustments, along with an adjustment to provide for Macmillan Federal income taxes, at the statutory rate.

Other Businesses Acquired include the following pro forma adjustments:

Decrease estimated combined annual amortization of intangible assets over a 40 year life and depreciation expense, based on a preliminary purchase price allocation analysis, of $(0.2) million.

Elimination of historical interest expense related to debt not acquired from, or prepaid upon acquisition of, the Other Businesses.

Estimated reduction to interest income, at Paramount's average interest rates in effect during the twelve-month period, of $5.0 million due to the use of cash and cash equivalents and short-term investments for the acquisitions.

Conform the Other Businesses' accounting policies related to the accrual of certain operating expenses to that of Paramount and to eliminate the effect of intercompany transactions between the Other Businesses and Paramount. The effect of these adjustments is to reduce operating expenses by $2.9 million.

Estimated income tax benefit of $(2.4) million based upon pro forma adjustments, along with an adjustment to provide for Federal income taxes at the statutory rate.

REPORT OF INDEPENDENT ACCOUNTANTS
- ---------------------------------


To the Boards of Directors and
Shareholders of Viacom Inc. and
Viacom International Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Viacom Inc. and its subsidiaries and of Viacom International Inc., a wholly-owned subsidiary of Viacom Inc., and its subsidiaries, at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Viacom Inc. and Viacom International Inc.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 7 to the financial statements, Viacom Inc. and Viacom International Inc. adopted Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" in 1993.




PRICE WATERHOUSE

1177 Avenue of the Americas
New York, New York   10036
February 4, 1994, except as to Note 2, which is as of March 11, 1994

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL REPORTING
- ----------------------------------------------------------------

Management has prepared and is responsible for the consolidated financial statements and related notes of Viacom Inc. They have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates by management. All financial information in this report on Form 8-K is consistent with the consolidated financial statements.

The Company maintains internal accounting control systems and related policies and procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and properly recorded, and that accounting records may be relied upon for the preparation of consolidated financial statements and other financial information. The design, monitoring, and revision of internal accounting control systems involve, among other things, management's judgment with respect to the relative cost and expected benefits of specific control measures. The Company also maintains an internal auditing function which evaluates and reports on the adequacy and effectiveness of internal accounting controls, policies and procedures.

Viacom Inc.'s consolidated financial statements have been audited by Price Waterhouse, independent public accountants, who have expressed their opinion with respect to the presentation of these statements.

The Audit Committee of the Board of Directors, which is comprised solely of directors who are not employees of the Company, meets periodically with the independent accountants, with our internal auditors, as well as with management, to review accounting, auditing, internal accounting controls and financial reporting matters. The Audit Committee is also responsible for recommending to the Board of Directors the independent accounting firm to be retained for the coming year, subject to stockholder approval. The independent accountants and the internal auditors have full and free access to the Audit Committee with and without management's presence.

                                        VIACOM INC.

                                 By: /s/Frank J. Biondi, Jr.
                                     -----------------------------------------
                                        Frank J. Biondi, Jr.
                                        President, Chief Executive Officer

                                 By: /s/George S. Smith, Jr.
                                    ------------------------------------------
                                        George S. Smith, Jr.
                                        Senior Vice President,
                                        Chief Financial Officer

                                 By: /s/Kevin C. Lavan
                                    ------------------------------------------
                                        Kevin C. Lavan
                                        Vice President, Controller
                                        and Chief Accounting Officer

                         VIACOM INC. AND
            VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              -------------------------------------
         (Thousands of dollars, except per share amounts)


                                            Year Ended December 31,
                                        ------------------------------
                                          1993        1992       1991
                                          ----        ----       ----

Revenues                               $2,004,949  $1,864,683 $1,711,562

Expenses:
  Operating                               877,609     853,977    790,816
  Selling, general and administrative     589,288     517,977    475,648
  Depreciation and amortization           153,057     144,802    132,864
                                        ---------  ---------- ----------
     Total expenses                     1,619,954   1,516,756  1,399,328
                                        ---------  ----------  ---------
Earnings from operations                  384,995     347,927    312,234

Other income (expense):
  Interest expense, net                  (144,953)   (194,104)  (297,451)

  Other items, net (See Note 14)           61,774       1,756     (6,536)
                                        ---------  ----------  ---------
Earnings before income taxes              301,816     155,579      8,247

Provision for income taxes                129,815      84,848     42,060
Equity in loss of affiliated
  companies, net of tax                    (2,520)     (4,646)   (12,743)
                                        ---------  ----------  ---------

Earnings (loss) before extraordinary
  losses and cumulative effect of
  change in accounting principle          169,481      66,085    (46,556)

Extraordinary losses, net of tax (See
  Note 4)                                  (8,867)    (17,120)    (3,101)

Cumulative effect of change in
  accounting principle                     10,338          --         --
                                        ---------  ----------  ---------

Net earnings (loss)                       170,952      48,965    (49,657)

Cumulative convertible preferred stock
  dividend requirement of Viacom Inc.      12,750          --         --
                                        ---------  ----------  ---------

Net earnings (loss) attributable to
  common stock                          $ 158,202   $  48,965  $ (49,657)
                                        =========   =========  ==========

Weighted average number of common
  shares                                  120,607     120,235    113,789

Net earnings (loss) per common share:
  Earnings (loss) before extraordinary
    losses and cumulative effect of
    change in accounting principle      $   1.30    $     .55  $    (.41)
  Extraordinary losses                      (.07)        (.14)      (.03)
   Cumulative effect of change in
  accounting principle                       .08           --         --
                                        ---------  ----------  ---------

   Net earnings (loss)                  $    1.31   $     .41  $    (.44)
                                        =========   =========  =========


         See notes to consolidated financial statements.

                                VIACOM INC. AND
                   VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                             (Thousands of dollars)

                                                  December 31,
                                           -------------------------
                                              1993           1992
                                              ----           ----
Assets

Current Assets:
  Cash and cash equivalents                $1,882,381     $   48,428
  Receivables, less allowances of $33,889
    and $25,779                               351,765        319,804
  Distribution fees advanced and
    committed, current                         18,620         19,631
  Program rights and deferred program
    costs, current                            264,212        215,109
  Prepaid distribution costs                   73,722         89,723
  Other current assets                         95,693         65,793
                                           ----------     ----------

  Total current assets                      2,686,393        758,488

Property and Equipment:
  Land                                         16,486         17,869
  Buildings                                    41,627         37,486
  Cable television systems                    414,918        388,170
  Broadcasting facilities                      52,100         50,665
  Equipment and other                         349,332        258,565
  Construction in progress                     26,982         10,858
                                           -----------    ----------
                                              901,445        763,613
  Less accumulated depreciation               347,243        306,548
                                           ----------     ----------

    Net property and equipment                554,202        457,065
                                           ----------     ----------

Distribution fees advanced and committed,
  non-current                                 263,281        228,784

Program rights and deferred program
  costs, non-current                          526,247        462,122

Intangibles, at amortized cost              2,180,571      2,195,936

Other assets                                  206,174        214,699
                                           ----------     ----------

                                           $6,416,868     $4,317,094
                                           ==========     ==========



                See notes to consolidated financial statements.

                                VIACOM INC. AND
                   VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                (Thousands of dollars, except per share amounts)

                                                  December 31,
                                             -----------------------
                                               1993           1992
                                               ----           ----

Liabilities and Shareholders' Equity

Current Liabilities:
     Accounts payable                      $   96,579     $   71,199
     Accrued interest                          20,684         38,229
     Deferred income, current                  50,930         68,295
     Other accrued expenses                   264,921        290,937
     Income taxes                             140,453         96,529
     Owners' share of distribution revenue    139,081        158,351
     Program rights, current                  197,966        187,956
     Current portion of long-term debt         55,004             --
                                           ----------     ----------
     Total current liabilities                965,618        911,496
                                           ----------     ----------

Long-term debt                              2,378,286      2,397,014
Program rights, non-current                    86,752         92,886
Other liabilities                             268,098        159,187

Commitments and contingencies (See Note 10)

Shareholders' Equity of Viacom Inc. (See
    Notes 1 and 6):
  Preferred Stock, par value $.01 per share;
    100,000,000 shares authorized;
    48,000,000 shares issued
    and outstanding; stated at liquidation
    value                                   1,800,000             --
  A Common Stock, par value $.01 per share;
    100,000,000 shares authorized;
    53,449,325 (1993) and 53,380,390
    (1992) shares issued and outstanding          535            534
  B Common Stock, par value $.01 per share;
    150,000,000 shares authorized;
    67,347,131 (1993) and 67,069,688
    (1992) shares issued and outstanding          673            671
  Additional paid-in capital                  920,864        917,466
  Accumulated deficit                          (3,958)      (162,160)
                                           ----------     ----------
  Total shareholders' equity                2,718,114        756,511
                                           ----------     ----------
                                           $6,416,868     $4,317,094
                                           ==========     ==========

                See notes to consolidated financial statements.

                                VIACOM INC. AND
                   VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                   Year Ended December 31,
                                               --------------------------------
                                                 1993        1992        1991
                                                 ----        ----        ----
                                                    (Thousands of dollars)
Net cash flow from operating activities:

  Net earnings (loss)                          $170,952    $ 48,965   $ (49,657)
  Adjustments to reconcile net earnings
      (loss) to net cash flow from operating
      activities:
    Depreciation and amortization               153,057     144,802     132,864
    Interest accretion and interest in kind
      on debentures                                  --          --      59,196
    Reserve for litigation (See Note 14)             --      33,000          --
    Equity in loss of affiliated companies,
      net of tax                                  2,520       4,646      12,743
    Gain on the sale of the cable system,
      net of tax                                (45,873)         --          --
    Gain on the sale of investment held at
      cost, net of tax                          (10,882)         --          --
    Extraordinary losses, net of tax              8,867      17,120       3,101
    Deferred compensation         .               3,924       8,202      12,328
    Provision (benefit) for deferred income
      taxes                                      24,364      15,068      (8,756)
    (Decrease) increase in accounts payable
      and accrued expenses                      (17,189)     53,400       6,831
    Increase in receivables                     (31,881)    (49,756)    (61,929)
    Increase in programming related assets
      and liabilities, net                     (137,549)   (138,568)    (66,391)
    Increase in income taxes payable             58,501       7,389      37,732
    (Decrease) increase in deferred income       (8,999)     22,933      (2,384)
    (Increase) decrease in unbilled
      receivables                                (6,516)     17,749     (27,630)
    Payment of LTIP liability                    (3,606)    (68,599)         --
    Other, net                                  (12,080)    (14,362)     21,819
                                             ----------   ---------   ---------
Net cash flow from operating activities         147,610     101,989      69,867
                                             ----------   ---------   ---------

Investing activities:
  Capital expenditures                         (135,011)   (110,222)    (72,157)
  Investments in and advances to
    affiliated companies.                       (21,618)    (23,708)    (44,372)
  Advances from affiliated companies             13,441       9,447       5,546
  Proceeds from sale of cable system and
    radio station                                93,739      20,000          --
  Proceeds from sale of investment held at
    cost                                         18,140          --          --
  Proceeds from sale of transponders             51,000          --          --
  Acquisitions                                  (82,197)         --          --
  Deposits on transponders                      (49,934)     (9,723)         --
  Payment of deferred merger costs              (15,382)         --          --
  Other, net                                       (616)     (2,636)     (4,120)
                                             ----------   ---------   ---------
Net cash flow from investing activities        (128,438)   (116,842)   (115,103)
                                             ----------   ---------   ---------

Financing activities:
  Borrowings from banks under credit
    facilities                                  334,291   8,343,967   6,695,048
  Repayments to banks under credit
    facilities                                       --  (7,968,466) (6,764,593)
  Issuance of notes                                  --     250,000     200,000
  Redemption of notes and debentures           (298,015)   (549,454)   (407,580)
  Issuance of Preferred Stock                 1,800,000          --          --
  Issuance of B Common Stock                         --          --     317,987
  Payment of deferred financing costs           (18,106)    (22,659)     (5,869)
  Payment of premium on redemption of notes     (10,054)    (19,753)     (4,078)
  Other, net                                      6,665         924         (18)
                                             ----------   ---------   ---------
Net cash flow from financing activities       1,814,781      34,559      30,897
                                             ----------   ---------   ---------

Net increase (decrease) in cash and cash
  equivalents                                 1,833,953      19,706     (14,339)
Cash and cash equivalents at beginning of
  year                                           48,428      28,722      43,061
                                             ----------   ---------   ---------
Cash and cash equivalents at end of year     $1,882,381   $  48,428   $  28,722
                                             ==========   =========   =========

                See notes to consolidated financial statements.

                                      --



                                VIACOM INC. AND
                   VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS
                            -----------------------
                            OF SHAREHOLDERS' EQUITY
                            -----------------------
                             (Thousands of dollars)

                          Preferred     A Common Stock      B Common Stock   Paid-in  Accumulated
                            Stock      Shares    Amount    Shares    Amount  Capital    Deficit
                            -----      ------    ------    ------    ------  -------    -------
Viacom Inc:
- -----------

December 31, 1990                --  53,365,870  $  534  53,365,870  $  534  $526,563  $(161,468)

Issuance of B Common
  Stock                          --          --      --  13,492,484     135   382,780         --
Exercise of stock
  options                        --         583      --         583      --        33         --
Conversion of 5.75%
  debentures                     --         700      --         700      --        39         --
Net loss                         --          --      --          --      --        --    (49,657)
                         ----------  ----------  ------  ----------  ------  --------  ---------

December 31, 1991                --  53,367,153     534  66,859,637     669   909,415   (211,125)
                         ----------  ----------  ------  ----------  ------  --------  ---------

B Common Stock issued
  as satisfaction of
  LTIP liability                 --          --      --     177,897       2     6,892         --
Exercise of stock
  options                        --      13,187      --      32,104      --     1,157         --
Conversion of 5.75%
  debentures                     --          50      --         50       --         2         --
Net earnings                     --          --      --         --       --        --     48,965
                         ----------  ----------  ------  ----------  ------  --------  ---------

December 31, 1992                --  53,380,390     534  67,069,688     671   917,466   (162,160)
                         ----------  ----------  ------  ----------  ------  --------  ---------

Issuance of Series A
  and Series B Preferred
  Stock                  $1,800,000          --      --          --       --   (5,363)        --
Exercise of stock
  options                        --      68,935       1     277,443        2    8,761         --
Net earnings                     --          --      --          --       --       --    170,952
Preferred Stock
  dividend requirements          --          --      --          --      --        --    (12,750)
                         ----------  ----------  ------  ----------  ------  --------  ---------

December 31, 1993        $1,800,000  53,449,325    $535  63,347,131    $673  $920,864  $  (3,958)
                         ==========  =========   ======  ==========  ======  ========  =========

                See notes to consolidated financial statements.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)



1) SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation -Viacom Inc. (together with its consolidated subsidiaries, unless the context otherwise requires, "Viacom Inc.") is a holding company whose principal asset is the common stock of Viacom International Inc. (together with its consolidated subsidiaries, unless the context otherwise requires, the "Company"). The Company is a diversified entertainment and communications company with operations in four principal segments: Networks, Entertainment, Cable Television and Broadcasting.

The primary differences between Viacom Inc.'s and the Company's financial statements include the following factors: a) the capitalization of the two companies -- the Company's shareholders' equity reflects the contribution to capital of Viacom Inc.'s exchangeable preferred stock, which was exchanged for 15.5% Junior Subordinated Exchange Debentures due 2006 (the "Exchange Debentures") on March 31, 1989 which in turn were fully redeemed during 1991;
b) during 1993, Viacom Inc. issued $1.8 billion of 5% cumulative convertible preferred stock (see Note 6) and declared related preferred stock dividends of $12.8 million, c) certain general and administrative expenses recorded by Viacom Inc. of $5.0 million (1993), $9.0 million (1992) and $12.9 million
(1991), which include transactions associated with the long-term deferred incentive compensation plans; and d) Viacom Inc. recorded net interest income of $3.1 million (1993) and net interest expense of $45.2 million (1991).

Certain amounts reported on the balance sheet and statements of cash flows for prior years have been reclassified to conform with the current presentation.

Principles of Consolidation - The consolidated financial statements include the accounts of Viacom Inc., the Company and all investments of more than 50% in subsidiaries and other entities. All significant intercompany transactions have been eliminated. Investments in affiliated companies of more than 20% but less than or equal to 50% are accounted for under the equity method. Investments of 20% or less are accounted for under the cost method. In 1993, the fiscal year end for certain foreign operations was changed from October 31 to December 31.

Cash Equivalents - Cash equivalents are defined as short-term (3 months or less) highly liquid investments.

Program Rights - The Company acquires rights to exhibit programming on its broadcast stations or cable networks, and produces its own programs. The costs incurred in acquiring and producing programs are capitalized and amortized over the license period or over the estimated exhibition life of the program. Costs related to the production of programs are either charged to earnings or capitalized to the extent they are estimated to be recoverable from future revenue. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable and the program is accepted and available for airing.

Program Distribution - Fees for distributing television shows and feature films are recognized upon billing over contractual periods generally ranging from one to five years, except that such fees for internally produced programs are recognized when such programs are delivered and fees for barter advertising revenue are recognized when the programs are available and a noncancellable contract has been executed. Receivables reflect gross billings, which include the owners' share. Amounts due to owners are recorded as liabilities in "Owners' share of distribution revenue" or are deducted from "Distribution fees advanced and committed, current."

Minimum guarantees to owners are recorded as liabilities and are liquidated by payments in accordance with contract terms. A corresponding asset is recorded as "Distribution fees advanced and committed" and is reduced by the owners' share of billings until fully recovered or amortized as operating expenses against the Company's share of total estimated billings based on the ratio of total estimated costs to total estimated billings.

Prepaid distribution costs incurred on behalf of the owners are recovered from the owners' share of billings or amortized as operating expenses against the Company's share of total estimated billings based on the ratio of total estimated costs to total estimated billings.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


All amortization estimates are reviewed periodically by management and are adjusted prospectively. Minimum guarantees or other costs estimated not to be recoverable from total estimated billings are expensed in the period any shortfall is determined.

Depreciation and Amortization - Depreciation is computed principally by the straight-line method over estimated useful lives ranging principally from 3 to 15 years. Capitalized lease amortization of $5.5 million (1993) and $3.0 million (1992) is included in depreciation expense. Depreciation expense was $92.8 million (1993), $81.5 million (1992) and $70.1 million (1991).

Intangibles resulting from business acquisitions are generally amortized over 40 years. Accumulated amortization relating to intangibles at December 31 was $412.5 million (1993) and $361.1 million (1992) .

Equity in Loss of Affiliated Companies - Equity in loss of affiliated companies is primarily comprised of the Company's one-third interest in Lifetime, the 50% interest in Comedy Central, the 50% interest in Nickelodeon (UK) during 1993 and the 49.99% interest in MTV EUROPE prior to August 30, 1991. (See Note 3.)

Provision for Doubtful Accounts - The provision for doubtful accounts charged to expense was $16.7 million (1993), $9.4 million (1992) and $15.9 million
(1991).

Net Earnings (Loss) per Common Share - Earnings (loss) per share is calculated based on the weighted average number of shares outstanding during the year. The effect of the assumed exercise of stock options and conversion of
convertible debentures is not material for each of the years presented.   For
1993, the assumed conversion of the Preferred Stock (as defined in Note 2) would have an antidilutive effect on fully-diluted earnings per common share. Therefore, the effects of such assumption are not reflected in net earnings
(loss) per common share.

Interest Rate Protection Agreements - The amount to be paid or received is accrued as interest rates change and is recognized over the life of the agreements as an adjustment to interest expense.


2) SUBSEQUENT EVENTS

On March 11, 1994, Viacom Inc. acquired, pursuant to a tender offer (the "Paramount Offer"), 61,657,432 shares of Paramount common stock, constituting a majority of the shares outstanding, at a price of $107 per share in cash. The Paramount Offer was financed by (i) the sale of Preferred Stock (see "Note 6"), proceeds of which are reflected as cash and cash equivalents on the balance sheet as of December 31, 1993, (ii) the sale of Viacom Class B Common Stock to Blockbuster and (iii) borrowings under a credit agreement (as described below). The Paramount Offer was made pursuant to the Amended and Restated Agreement and Plan of Merger dated as of February 4, 1994 (the "Paramount Merger Agreement") between Viacom Inc. and Paramount. Subject to certain conditions, Paramount will become a wholly owned subsidiary of Viacom Inc. (the "Paramount Merger") at the effective time of a merger between Paramount and a subsidiary of Viacom Inc. (the "Paramount Effective Time") which is expected to occur in the second quarter of 1994. Pursuant to the Paramount Merger Agreement, each share of Paramount common stock outstanding at the time of such merger (other than shares held in the treasury of Paramount or owned by Viacom Inc. and other than shares held by any stockholders who shall have demanded and perfected appraisal rights) will be converted into the right to receive (i) 0.93065 of a share of Viacom Class B Common Stock, (ii) $17.50 principal amount of 8% exchangeable subordinated debentures of Viacom Inc., (iii) 0.93065 of a contingent value right ("CVR"), (iv) 0.5 of a warrant to purchase one share of Viacom Class B Common Stock at any time prior to the third anniversary of the Paramount Merger at a price of $60 per share, and (v) 0.3 of a warrant to purchase one share of Viacom Class B Common Stock at any time prior to the fifth anniversary of the Paramount Merger at a price of $70 per share. If the debentures are issued prior to the completion of the purposed merger of Viacom Inc. and Blockbuster, the debentures will be exchangeable, at the option of Viacom Inc., into 5% exchangeable preferred stock of Viacom Inc. on or after January 1, 1995 if the proposed merger with Blockbuster has not previously been consummated.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Each CVR will represent the right to receive the amount, if any, by which the Target Price exceeds the greater of the Current Market Value and the Minimum Price (see defined terms in following paragraph). The CVRs will mature on the first anniversary of the Paramount Effective Time (the "Maturity Date"); provided, however, that Viacom Inc. may, at its option, (i) extend the Maturity Date to the second anniversary of the Paramount Effective Time (the "First Extended Maturity Date") or (ii) extend the First Extended Maturity Date to the third anniversary or the Paramount Effective Time (the "Second Extended Maturity Date"). Viacom Inc., at its option, may pay any amount due under the terms of the CVRs in cash or in the equivalent value of registered securities of Viacom Inc., including without limitation, common stock, preferred stock, notes, or other securities.

The "Minimum Price" means (a) at the Maturity Date, $36, (b) at the First Extended Maturity Date, $37 and (c) at the Second Extended Maturity Date, $38. Target Price means (a) at the Maturity Date, $48, (b) at the First Extended Maturity Date, $51, and (c) at the Second Extended Maturity Date, $55. The "Current Market Value" means the average market price of Viacom Class B Common Stock for a specified period.

On January 7, 1994, Viacom Inc. and Blockbuster entered into an agreement and plan of merger (the "Blockbuster Merger Agreement") pursuant to which Blockbuster will be merged with and into Viacom Inc. (the "Blockbuster Merger"). At the effective time of the Blockbuster Merger, each share of Blockbuster common stock outstanding at the time of the Blockbuster Merger (other than shares held in the treasury of Blockbuster or owned by Viacom Inc. and other than shares held by any stockholders who shall have demanded and perfected appraisal rights, if available) will be converted into the right to receive (i) 0.08 of a share of Viacom Class A Common Stock, (ii) 0.60615 of a share of Viacom Class B Common Stock, and (iii) up to an additional 0.13829 of a share of Viacom Class B Common Stock, with the exact fraction of a share being dependent on the market prices of Viacom Class B Common Stock during the year following the effective time of the Blockbuster Merger, and with the right to receive such additional fraction of a share to be evidenced by one variable common right ("VCR"). The VCRs mature on the first anniversary of the Blockbuster Merger ("VCR Conversion Date").

The mergers pursuant to the Paramount Merger Agreement and Blockbuster Merger Agreement (collectively, the "Mergers") have been unanimously approved by the Boards of Directors of each of the respective companies. The obligations of Viacom Inc., Blockbuster and Paramount to consummate the mergers are subject to various conditions, including obtaining requisite stockholder approvals.
Viacom Inc. intends to vote its shares of Paramount in favor of the merger and NAI has agreed to vote its shares of Viacom Inc. in favor of the Mergers; therefore, stockholder approval of the Paramount Merger is assured, and approval by Viacom Inc. of the Blockbuster Merger is also assured.

The Mergers will be accounted for under the purchase method of accounting. The unaudited condensed pro forma data for the year ended or at December 31, 1993 presented below assumes the Mergers occurred on January 1, 1993 for statement of operations data or at December 31, 1993 for balance sheet data. Intangible assets are expected to be amortized over 40 years on a straight-line basis.
The unaudited pro forma information is not necessarily indicative of the combined results of operations or financial position of Viacom Inc., Paramount and Blockbuster (the "Combined Company") following the Mergers that would have occurred if the completion of the Mergers had occurred on the dates previously indicated nor are they necessarily indicative of future operating results of the Combined Company.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


                                                          Year Ended or at
                                                          December 31, 1993
                                                           ----------------
                                                        (Millions of dollars)

Results of operations data:
Revenues                                                       $9,624.1
Earnings from operations                                       $  887.9
Net earnings before extraordinary items, cumulative effect
  of changes in accounting principles and preferred stock
  dividends                                                    $  135.6
Net earnings attributable to common stock before
  extraordinary items and cumulative effect of changes in
  accounting principles                                        $   75.6
Primary earnings per common share before
  extraordinary items and cumulative effect of changes in
  accounting principles                                        $    .18

Balance sheet data:
Total assets                                                  $24,377.3
Long-term debt, including current maturities                  $ 9,998.8
Shareholders' equity:
  Preferred                                                   $ 1,200.0
  Common                                                      $ 8,844.8


On March 10, 1994, Blockbuster purchased approximately 22.7 million shares of Viacom Class B Common Stock for an aggregate purchase price of $1.25 billion, or $55 per share. If (with certain exceptions) the Blockbuster Merger Agreement is terminated and in the event that Viacom Class B Common Stock trades (for a specified period) at a level below $55 per share during the one year period after such termination, Viacom Inc. may be obligated to make certain payments of up to maximum of $275 million, at its option, in cash or securities, or to sell certain assets to Blockbuster. The Viacom Class B Common Stock purchased by Blockbuster will be canceled upon consummation of the Blockbuster Merger.

On February 15, 1994, Blockbuster entered into a credit agreement with certain financial institutions named therein, pursuant to which such financial institutions have advanced to Blockbuster, on an unsecured basis, an aggregate of $1.0 billion to finance a portion of the purchase of the shares under the Subscription Agreement (the "Blockbuster Facility"). The Blockbuster Facility contains certain events of default, including a change of control default, which will require either a waiver in connection with the Blockbuster Merger or the refinancing of the indebtedness incurred by Blockbuster under the Blockbuster Facility.

On March 11, 1994, Viacom Inc. borrowed $3.6 billion under a credit agreement dated as of November 19, 1993, as amended on January 4, 1994 and February 15, 1994, among Viacom Inc., the banks named therein, and The Bank of New York, Citibank, N.A. and Morgan Guaranty Trust Company of New York, as Managing Agents (the "Merger Credit Agreement").

The Merger Credit Agreement provides that, in order to pay for the Paramount Offer and related expenses, up to $3.7 billion may be borrowed, repaid and reborrowed until November 18, 1994, at which time all amounts outstanding will become due and payable.

The Merger Credit Agreement provides that Viacom Inc. may elect to borrow at either the Base Rate or the Eurodollar Rate (each as defined below), subject to certain limitations. The "Base Rate" will be the higher of (i) the Citibank N.A., Base Rate and (ii) the Federal Funds Rate plus 0.50%. The "Eurodollar Rate" will be the London Interbank Offered Rate plus (i) 0.9375%, until Viacom Inc.'s senior unsecured long-term debt is rated by Standard & Poor's Corporation or Moody's Investors Service, Inc., and (ii) thereafter, a variable

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


rate ranging from 0.25% to 0.9375% dependent on the senior unsecured long-term debt rating assigned to Viacom Inc. The Merger Credit Agreement provides that Viacom Inc. will pay each bank a facility fee on such bank's commitment until November 18, 1994.

The Merger Credit Agreement contains certain covenants which, among other things require Viacom Inc. to meet certain financial ratios.

As of December 31, 1993, Viacom Inc. has promissory notes outstanding in the aggregate amount of $26 million, in order to finance expenses associated with the Mergers and expects to obtain additional financing as required to finance such expenses.


3) ACQUISITIONS AND VENTURES

On November 1, 1993, the Company exchanged KIKK-AM/FM, Houston, Texas, for Westinghouse Broadcasting Company, Inc.'s WCXR-FM and WCPT-AM, Washington, D.C., and cash.

On June 16, 1993, the Company purchased KXEZ-FM (formerly KQLZ-FM), Los Angeles, California from Westwood One Stations Group-LA, Inc. for $40 million in cash and certain other consideration. The Company sold KXEZ-FM to Viacom Inc. in exchange for a $40 million promissory note.

On May 5, 1993, the Company completed the purchase of privately held ICOM Simulations, Inc.

On March 31, 1993, the Company increased its percentage of ownership in StarSight Telecast Inc. ("StarSight"). On August 5, 1993, StarSight completed an initial public offering of 3,105,000 shares of common stock. On September 16, 1993, the Company exercised a warrant to purchase 833,333 shares of StarSight common stock at a cost of $5.625 per share. In November 1993, the Company transferred its ownership percentage in StarSight to a consolidated affiliate of the Company. As a result of these transactions, the affiliate's of the Company's percentage ownership of StarSight is approximately 21%. The investment in StarSight is accounted for under the equity method.

In December 1992, the Company entered into a 50-50 joint venture called Nickelodeon (UK) with a subsidiary of British Sky Broadcasting Limited. Nickelodeon (UK) began airing on September 1, 1993. The Company's investment is accounted for under the equity method.

The Company exchanged KHOW-AM and FM, Denver, Colorado for Noble Broadcast Group, Inc.'s KNDD-FM, Seattle, Washington effective December 28, 1992.

On August 30, 1991, Viacom Inc. increased its interest in MTV EUROPE to 100% through the purchase of the 50.01% interest held by an affiliate of Mirror Group Newspapers. The approximate value of the purchase was $65.0 million, which included intangibles of approximately $61.6 million. As consideration for the sale, Viacom Inc. issued 2,210,884 shares of Viacom Class B Common Stock (See Note 6).

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


4) BANK FINANCING AND DEBT

Total debt, which includes short-term and long-term debt, consists of the following:


                                               December 31,  December 31,
                                                   1993         1992
                                               ------------  ------------
                                                 (Thousands of dollars)

Notes payable to banks (a)                       $1,983,275  $1,648,984
11.80% Senior Subordinated Notes due 1998                --     298,000
 9.125% Senior Subordinated Notes due 1999 (b)      150,000     150,000
 8.75%  Senior Subordinated Reset Notesdue 2001 (c) 100,000     100,000
10.25% Senior Subordinated Notes due 2001 (d)       200,000     200,000
 5.75% Convertible Subordinated Debentures
      due 2001                                           15          30
                                                 ----------  ----------

                                                  2,433,290   2,397,014
Less current portion                                 55,004          --
                                                 ----------  ----------
                                                 $2,378,286  $2,397,014
                                                 ==========  ==========

          (a) -- At December 31, 1993, there were aggregate borrowing facilities of $1.9 billion and $300 million under (i) an unsecured credit agreement guaranteed by Viacom Inc. (amended and restated as of January 17, 1992, (as amended, the "Credit Agreement") among the Company the named banks ("Banks"), Citibank, N.A. ("Citibank") as agent and The Bank of New York ("BONY") as co-agent and (ii) an unsecured credit agreement, dated June 2, 1993, among the Company and the named banks and BONY and Citibank as agents (the "Loan Facility Agreement"). The Loan Facility Agreement has a 364-day term and is identical to the Credit Agreement in all other material terms and conditions. Borrowings of $1.765 billion were outstanding under the Credit Agreement as of December 31, 1993, including $274 million aggregate principal amount assumed by five subsidiaries of the Company ("Subsidiary Obligors"). Borrowings of $150 million were outstanding under the Loan Facility Agreement as of December 31, 1993, $135 million of which were classified as long-term.

The following is a summary description of the amended and restated Credit Agreement. The description does not purport to be complete and should be read in conjunction with the Credit Agreement.

The Credit Agreement provides for three facilities:

          Facility A   -    $700 million under a term loan having a final
                            maturity of June 30, 1999;

          Facility B   -    $926 million under a revolver, which converts on
                            January 1, 1995 into a term loan having a final maturity of June 30, 1999; and

          Facility B-1 -    $274 million under a term loan having a final
                            maturity of June 30, 1999.

The interest rate on all loans made under the three facilities is based upon Citibank, N.A.'s base rate, the domestic certificate of deposit rate or the London Interbank Offered Rate and is affected by the Company's leverage ratio. At December 31, 1993, the London Interbank Offered Rates (upon which the Company's borrowing rate was based) for borrowing periods of one month and two months were 3.25% and 3.3125%, respectively. The Company is permitted to issue commercial paper with a maturity at the time of issuance not to exceed nine months, provided that following each issuance of commercial paper, (i) the aggregate face amount of commercial paper outstanding shall not exceed $500 million less the aggregate amount of competitive bid rate borrowings (described

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


below), outstanding at such time and (ii) the aggregate amount of all Facility B loans and competitive bid rate loans outstanding, together with the aggregate face amount of commercial paper outstanding, shall not exceed $926 million.
The Company is also permitted to make short-term competitive bid rate borrowings from the Banks until December 1, 1994, provided that following the making of each proposed competitive bid rate borrowing, (i) the aggregate amount of the competitive bid rate loans outstanding shall not exceed $500 million less the aggregate face amount of commercial paper outstanding and (ii) the aggregate amount of all Facility B loans and competitive bid rate loans outstanding, together with the aggregate face amount of commercial paper outstanding, shall not exceed $926 million.

The Company and Subsidiary Obligors are required to repay the principal outstanding under the Credit Agreement in quarterly payments equal to percentages of the original aggregate principal amount with respect to the Facility A loans and Facility B-1 loans, and of the outstanding principal amount with respect to the Facility B loans, under the Credit Agreement, in the amount of 5% for the period commencing January 2, 1995 through and including January 2, 1999; and 7.5% on April 1, 1999 and on June 30, 1999.

The Company may prepay at any time a portion or all of the principal outstanding under the Credit Agreement. Any such optional prepayments shall be applied to the remaining installments of Facility A and Facility B loans in the order that the Company designates. The Company is required to make mandatory prepayments upon receipt of net cash sale proceeds in connection with permitted sales of assets not in the ordinary course of business. All such prepayments shall be applied until December 31, 1994 to reduce the Facility B loans outstanding; provided, however, that any amounts so repaid may be reborrowed prior to December 31, 1994. All such prepayments after December 31, 1994 shall be applied pro rata against the remaining installments of first, the Facility A loans and second, the Facility B loans. In the event of a sale of the stock or substantially all of the assets of any Subsidiary Obligor, the Facility B-1 loan of such Subsidiary Obligor shall be repaid in full; provided, however, that upon such prepayment prior to December 31, 1994, the Facility B commitment of each Facility B Bank shall be increased by an amount equal to the principal amount of such Facility B Bank's Facility B-1 loan prepaid as a result of such prepayment and such amounts may be borrowed by the Company prior to December 31, 1994. The Company is required to prepay principal outstanding under the Credit Agreement with the proceeds of certain issuances of unsecured senior debt in an amount equal to the proceeds so received, together with accrued interest to the date of such prepayment on the principal amount prepaid, with such prepayments applied against remaining installments of first, the Facility A loans and second, the Facility B loans.

The Credit Agreement contains certain covenants which, among other things, require the Company to maintain certain financial ratios and impose on the Company and its subsidiaries certain limitations on (i) the incurrence of indebtedness or the guarantee or assumption of indebtedness of another; (ii) the creation or incurrence of mortgages, pledges or security interests on the property or assets of the Company or any of its subsidiaries in order to secure debt or the sale of assets of the Company or its subsidiaries; (iii) the merger or consolidation of the Company with any person or other entity; (iv) the incurrence of capitalized leases and purchase money indebtedness; (v) the payment of cash dividends or the redemption or repurchase of any capital stock of the Company; and (vi) investments and acquisitions.

The Credit Agreement also contains certain customary events of default. The Credit Agreement also provides that it is an event of default if National Amusements, Inc. ("NAI") fails to own at least 51% of the outstanding voting stock of Viacom Inc. or Viacom Inc. fails to own at least 67% of the outstanding voting stock of the Company.

Under the restrictions contained in the Credit Agreement, the Company is prohibited from (i) paying any dividends on its stock to Viacom Inc. for the purpose of enabling Viacom Inc. to pay any dividend on its common stock, or
(ii) making any other dividend payments to Viacom Inc. (other than for certain limited specified purposes, including the satisfaction of Viacom Inc.'s obligations under the LTIP), unless its total leverage ratio is less than a specified amount.

The Company is required to pay a commitment fee based on the aggregate average daily unborrowed portion of the Facility B commitment, with any amounts outstanding under competitive bid rate loans and commercial paper being deemed unborrowed for the purpose of calculating the commitment fee. The Company also is required to pay certain agency fees to the agent. The Credit Agreement does not require compensating balances.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


On January 4, 1993, Viacom Inc. borrowed $42.2 million from BONY pursuant to the Term Loan Agreement. The interest rate in the Term Loan Agreement is based upon BONY's prime rate or the London Interbank Offered Rate. Viacom Inc. repaid $13.9 million of debt under the Term Loan Agreement on January 15, 1994, the first scheduled maturity date. The remaining $28.3 million under the Term Loan Agreement matures on January 15, 1995.

Viacom Inc. may prepay at any time a portion or all of the principal amount outstanding under the Term Loan Agreement. Any such optional prepayments shall be applied to reduce the principal installment due January 1995 and shall include all accrued interest on the amount of principal prepaid. Viacom Inc. shall be obligated to prepay the loan in the amount of any dividends received from the Company.

The Term Loan Agreement contains certain covenants which impose certain limitations on (i) the incurrence of indebtedness and (ii) payment of cash dividends or the redemption or repurchase of any capital stock of Viacom. The Term Loan Agreement also contains certain customary events of default. The Term Loan Agreement has been amended to allow Viacom Inc. to complete the Paramount Offer and the Paramount Merger.

The Company enters into interest rate protection agreements with off-balance sheet risk in order to reduce its exposure to changes in interest rates on its variable rate long-term debt. These interest rate protection agreements include interest rate swaps and interest rate caps. At December 31, 1993, the Company and Viacom Inc. had interest rate protection agreements outstanding with commercial banks, with respect to $1.1 billion of indebtedness under the Credit Agreement and $42.2 million under the Term Loan Agreement. These agreements effectively change the Company's interest exposure under the Credit Agreement to a ceiling of 5.64% on the interest rate caps, and under the Term Loan Agreement to a fixed weighted average rate of 6.65% on interest rate swaps. The interest rate protection agreements are in effect for a fixed period of time. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

The Company had commercial paper outstanding of $60.9 million as of December 31, 1993.

The Company also has aggregate money market facilities of $40 million, all of which was available at December 31, 1993.

          (b) -- On March 4, 1992, the Company issued $150 million aggregate principal amount of 9.125% Senior Subordinated Notes ("9.125% Notes") due August 15, 1999. Interest is payable semiannually on February 15 and August 15, commencing August 15, 1992. The 9.125% Notes may not be redeemed prior to February 15, 1997. They are redeemable at the option of the Company, in whole or in part, during the 12 month period beginning February 15, 1997 at a redemption price of 102.607% of the principal amount, during the 12 month period beginning February 15, 1998 at 101.304% of the principal amount, and on or after February 15, 1999 at 100% of the principal amount. Any such redemption will include accrued interest to the redemption date. The 9.125% Notes are not subject to any sinking fund requirements.

          (c) -- On May 28, 1992, the Company issued $100 million aggregate principal amount of 8.75% Senior Subordinated Reset Notes ("8.75% Reset Notes") due on May 15, 2001. Interest is payable semiannually on May 15 and November 15, commencing November 15, 1992. On May 15, 1995 and May 15, 1998, unless a notice of redemption of the 8.75% Reset Notes on such date has been given by the Company, the interest rate on the 8.75% Reset Notes will, if necessary, be adjusted from the rate then in effect to a rate to be determined on the basis of market rates in effect on May 5, 1995 and on May 5, 1998, respectively, as the rate the 8.75% Reset Notes should bear in order to have a market value of 101% of principal amount immediately after the resetting of the rate. In no event will the interest rate be lower than 8.75% or higher than the average three year treasury rate (as defined in the indenture) multiplied by two. The interest rate reset on May 15, 1995 will remain in effect on the 8.75% Reset Notes through and including May 15, 1998 and the interest rate reset on May 15, 1998 will remain in effect on the 8.75% Reset Notes thereafter. The 8.75% Reset Notes are redeemable at the option of the Company, in whole but not in part, on May 15, 1995 or May 15, 1998, at a redemption price of 101% of

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


principal amount plus accrued interest to, but not including, the date of redemption. The 8.75% Reset Notes are not subject to any sinking fund requirements.

          (d) -- On September 15, 1991, the Company issued $200 million aggregate principal amount of 10.25% Senior Subordinated Notes ("10.25% Notes") due September 15, 2001. Interest is payable semiannually on March 15 and September 15, commencing March 15, 1992. The 10.25% Notes are not redeemable by the Company prior to maturity and are not subject to any sinking fund requirements.

                             _____________________

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)



The extraordinary losses and related tax benefits associated with the extinguishment of certain debt of Viacom Inc. and the Company are summarized as follows:

                                             11.50%
                                     11.80%  Reset   Discount   Exchange
                                     Notes    Notes Debentures Debentures Total
                                     ------  ------ ---------- ---------- -----
                                             (Thousands of dollars)
Year ended December 31, 1993:
- ----------------------------

Extraordinary loss (a)              $14,953  $   --  $    --    $   --  $14,953
Tax benefit                           6,086      --       --        --    6,086
                                    -------  ------  -------    ------  -------
Extraordinary loss, net of tax      $ 8,867  $   --  $    --    $   --  $ 8,867
                                    =======  ======  =======    ======  =======

Year ended December 31, 1992:
- ----------------------------

Extraordinary loss (b)              $    --  $5,800  $22,600    $   --  $28,400
Tax benefit                              --   2,361    8,919        --   11,280
                                    -------  ------  -------    ------  -------
Extraordinary loss, net of tax      $    --  $3,439  $13,681    $   --  $17,120
                                    =======  ======  =======    ======  =======

Year ended December 31, 1991:
- ----------------------------

Extraordinary loss (c)              $    --  $   --  $ 3,761    $  947  $ 4,708
Tax benefit                              --      --    1,284       323    1,607
                                    -------  ------  -------    ------  -------

Extraordinary loss, net of tax      $    --  $   --  $ 2,477    $  624  $ 3,101
                                    =======  ======  =======    ======  =======

          (a) On July 15, 1993, the Company redeemed all of the $298 million principal amount outstanding of the 11.80% Senior Subordinated Notes ("11.80% Notes") at a redemption price equal to 103.37% of the principal amount plus accrued interest to July 15,1993.

          (b) On June 18, 1992, the Company redeemed all of the $356.5 million principal amount outstanding of the 14.75% Senior Subordinated Discount Debentures ("Discount Debentures") at a redemption price equal to 105% of the principal amount plus accrued interest to June 18, 1992.

On March 10, 1992, the Company redeemed all of the $193 million principal amount outstanding of its 11.50% Senior Subordinated Extendible Reset Notes ("11.50% Reset Notes") at a redemption price equal to 101% of the principal amount plus accrued interest to the redemption date.

          (c) During December 1991, the Company purchased $43 million of Discount Debentures at an average price of 107.375% of their principal amount plus accrued interest.

On August 30, 1991 and October 31, 1991, Viacom Inc. redeemed $250 million and $152 million, respectively, constituting the entire principal amount of the Exchange Debentures.

The Company borrowed the funds necessary for each of these redemptions under its bank credit facilities existing in the respective periods.

                             _____________________

NAI, Sumner M. Redstone and the Company each have purchased on the open market and may in the future continue to purchase on the open market or in privately negotiated transactions certain debt securities of the Company. During 1993, there were no purchases of debt securities made by NAI, Sumner M. Redstone or the Company. During 1992, Sumner M. Redstone purchased directly and beneficially $350,000, $605,000, $15,000 and $200,000 of 11.50% Senior

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Subordinated Extendible Reset Notes, 9.125% Senior Subordinated Notes, 10.25% Senior Subordinated Notes and 8.75% Senior Subordinated Reset Notes, respectively. During 1991, NAI and Sumner M. Redstone purchased $3,110,000 and $869,000 of 11.80% Senior Subordinated Notes, respectively. During 1991, NAI purchased $311,000 of the 11.50% Senior Subordinated Extendible Reset Notes. During December 1991, the Company purchased $43 million of Discount Debentures at an average price of 107.375% of their principal amount plus accrued interest.

Interest costs incurred, interest income and capitalized interest are summarized below:

                                      Year Ended December 31,
                                    --------------------------
                                    1993      1992       1991
                                    ----      ----       ----
                                      (Thousands of dollars)

            Interest Incurred     $154,509  $195,725   $298,591

            Interest Income       $  9,184  $  1,119   $    626

            Capitalized Interest  $    372  $    502   $    513

Scheduled maturities of long-term debt of the Company through December 31, 1998, assuming full utilization of the $1.9 billion commitment under the Credit Agreement and $300 million commitment under the Loan Facility, are $300 million
(1994), $380 million (1995), $380 million (1996), $380 million (1997) and $380 million (1998). Scheduled maturities of debt of Viacom Inc. under the Term Loan Agreement are $13.9 million (repaid on January 15, 1994) and $28.3 million
(1995). (See Note 2 regarding Paramount Merger financing and scheduled maturity of debt.)


5) FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's carrying value of the financial instruments approximates fair value, except for differences with respect to the senior subordinated debt and certain differences related to other financial instruments which are not significant. The carrying value of the senior subordinated debt is $450 million and the fair value, which is estimated based on quoted market prices, is $486 million.


6) SHAREHOLDERS' EQUITY

On October 22, 1993, Blockbuster purchased 24 million shares of cumulative convertible preferred stock, par value $.01 per share, of Viacom Inc. ("Series A Preferred Stock") for $600 million. On November 19, 1993, NYNEX Corporation ("NYNEX") purchased 24 million shares of cumulative convertible preferred stock, par value $.01 per share, of Viacom Inc. ("Series B Preferred Stock," collectively with the Series A Preferred Stock, "Preferred Stock") for $1.2 billion. Series A Preferred Stock and Series B Preferred Stock have liquidation preferences of $25 per share and $50 per share, respectively. The Preferred Stock has an annual dividend rate of 5%, is convertible into shares of Viacom Class B Common Stock at a conversion price of $70 and does not have voting rights other than those required by law. The Preferred Stock is redeemable by Viacom Inc. at declining premiums after five years. The Preferred Stock purchased by Blockbuster will be canceled upon consummation of the Blockbuster Merger.

On August 30, 1991, Viacom Inc. issued 2,210,884 shares of Viacom Class B Common Stock to an affiliate of Mirror Group Newspapers in exchange for the remaining 50.01% interest in MTV EUROPE (See Note 3). On September 17, 1991, all such shares of B Common Stock were sold by Mirror Group Newspapers in an underwritten public offering.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


On June 11, 1991, Viacom Inc. completed the sale of 10,781,600 shares of Viacom
Class    B Common Stock in a registered public offering and the private placement of an additional 500,000 shares of Viacom Class B Common Stock with NAI. Viacom Inc. realized proceeds, net of underwriting discounts and other related expenses, of approximately $317.7 million from the sale and private placement.

NAI holds approximately 76.3% and the public holds approximately 23.7% of outstanding Viacom Inc. Common Stock as of December 31, 1993. NAI's percentage of ownership consists of 85.2% of the outstanding Viacom Class A Common Stock and 69.1% of the outstanding Viacom Class B Common Stock, as of December 31, 1993. Pursuant to a purchase program initiated in August 1987, NAI announced its intention to buy, from time to time, up to an additional 3,000,000 shares of Viacom Class A Common Stock and 2,423,700 shares of Viacom Class B Common Stock. As of December 31, 1993, NAI had acquired an aggregate of 3,374,300 shares of Common Stock, consisting of 1,466,200 shares of Viacom Class A Common Stock and 1,908,100 shares of Viacom Class B Common Stock, pursuant to this buying program. On August 20, 1993, NAI ceased making purchases of Common Stock.

Under the restrictions contained in the Credit Agreement, the Company is prohibited from (i) paying any dividends on its stock to Viacom Inc. for the purpose of enabling Viacom Inc. to pay any dividend on its common stock, or
(ii) making any other dividend payments to Viacom Inc. (other than for certain limited specified purposes), unless its total leverage ratio is less than a specified amount.

Long-Term Incentive Plans - The purpose of the Long-Term Incentive Plans (the "Plans"), which consist of the Long-Term Incentive Plan ("LTIP") and the Long-Term Management Incentive Plan ("LTMIP"), is to benefit and advance the interests of Viacom Inc. by rewarding certain key employees for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future. The Plans provide for grants of equity-based interests pursuant to awards of phantom shares, stock options, stock appreciation rights, restricted shares or other equity-based interests ("Awards"), and for subsequent payments of cash with respect to phantom shares or stock appreciation rights based, subject to certain limits, on their appreciation in value over stated periods of time.

During December 1992, a significant portion of the liability associated with the LTIP was satisfied through the cash payment of $68.6 million and the issuance of 177,897 shares of Viacom Class B Common Stock valued at $6.9 million.

The LTMIP provides that an aggregate of 7,000,000 Awards may be granted over five years. As of December 31, 1993, there were 1,994,020 Awards available for future grant, and 4,616,155 Awards outstanding consisting of phantom shares for 643,098 shares of common stock at an average grant price of $29 and vesting over three years from the date of grant, and stock options for 3,973,057 shares of common stock with exercise prices ranging from $20.75 to $55.25 and vesting over four years from the date of grant. The stock options expire 10 years after the date of grant.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


A summary of stock option activity follows:

                                        Number of        Option
                                        Shares         Price range
                                        -------        -----------


Balance at December 31, 1991          3,148,357       $20.75 to $29.375
  Granted                               643,740        31.875
  Exercised                             (45,291)       20.75 to  29.00
  Canceled                             (189,215)       20.75 to  29.375
                                      ---------
Balance at December 31, 1992          3,557,591        20.75 to  31.875
  Granted                               856,990        43.25 to  55.25
  Exercised                            (346,378)       20.75 to  31.875
  Canceled                              (95,146)       20.75 to  55.25
                                      ---------
Balance at December 31, 1993          3,973,057       $20.75 to  $55.25
                                      =========

Available for future grant:
  December 31, 1993                   1,994,020
  December 31, 1992                   2,752,854
Exercisable:
  December 31, 1993                   1,448,570
  December 31, 1992                     775,040


Viacom Inc. has reserved 224,410 shares of Viacom Class A Common Stock and 29,462,933 shares of Viacom Class B Common Stock, principally for exercise of stock options and the conversion of the Preferred Stock.


7) INCOME TAXES

The provision for income taxes shown below for the years ended December 31, 1993, 1992 and 1991 represents federal, state and foreign income taxes on earnings before income taxes. The tax benefits relating to losses accounted for under the equity method of accounting, which are shown net of tax on the Company's statement of operations, are $.6 million (1993), $2.2 million (1992) and $6.4 million (1991). See Note 4 for tax benefits relating to the Extraordinary Losses.

During the first quarter of 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") on a prospective basis and recognized an increase to earnings of $10.3 million in 1993 as the cumulative effect of a change in accounting principle. SFAS 109 mandates the liability method for computing deferred income taxes.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Earnings before income taxes are attributable to the following jurisdictions:

                                       Year Ended December 31,
                                    ------------------------------
                                    1993         1991         1992
                                    ----         ----         ----
                                         (Thousands of dollars)

          United States         $267,804       $138,215     $ (2,716)
          Foreign                 34,012         17,364       10,963
                                --------       --------     --------

          Total                 $301,816       $155,579     $  8,247
                                ========       ========     ========


Components of the provision for income taxes on earnings before income taxes are as follows:

                                      Year Ended December 31,
                                    ----------------------------
                                    1993         1992     1991
                                    ----         ----     ----
                                       (Thousands of dollars)
          Current:
            Federal             $89,484      $47,347      $29,039
            State and local      10,357       17,851       16,618
            Foreign               5,610        4,582        5,159
                               --------      -------      -------
                                105,451       69,780       50,816

          Deferred               24,364       15,068       (8,756)
                                --------     -------      -------

                                $129,815     $84,848      $42,060
                                ========     =======      =======

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:


                                        Year Ended December 31,
                                        -----------------------
                                        1993      1992     1991
                                        ----      ----     ----

Statutory U.S. tax rate                 35.0%     34.0%    34.0%
State and local taxes, net
  of federal tax benefit                 5.7       4.7      10.8
Foreign taxes, net of federal
  tax benefit                             .5       1.9      41.3
Amortization of intangibles              7.1      18.2     405.3
Divestiture gain - nontaxable portion   (3.2)     --        --
Property and equipment basis
  difference                            --         7.2     150.0
Other purchase accounting
  adjustments                           --        --       (46.8)
Alternative minimum tax                           --       (88.7)
Income tax reserve adjustment           (5.0)    (12.9)     --
Effect of changes in statutory rate       .5      --        --
Other, net                               2.4       1.4        4.2
                                       -----     -----    -------

  Effective tax rate                    43.0%     54.5%     510.1%
                                        =====     =====     ======


The annual effective tax rate of 43% for 1993 and 54.5% for 1992 includes a reduction of certain prior year tax reserves in the amount of $22 million and $20 million, respectively. The reduction is based on management's view concerning the outcome of several tax issues based upon the progress of federal, state and local audits.

As of December 31, 1993, after having given effect to SFAS 109, the Company had total non-current deferred net tax liabilities of $85.2 million and current deferred net tax assets of $16.3 million. The deferred net tax assets are deemed to be fully realizable and therefore no valuation allowance has been established. At December 31, 1993, the Company had no net operating loss or investment tax credit carryovers.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The following is a summary of the deferred tax accounts in accordance with SFAS 109 for the year ended December 31, 1993.

                                                   (Thousands of dollars)

Current deferred tax assets and (liabilities):
Differences between book and tax recognition of
      revenue                                             $  17,826
Differences between book and tax expense for
     program costs                                           (4,127)
Other differences between tax and financial
     statement values                                         2,591
                                                           --------
   Gross current deferred net tax assets                     16,290
                                                           --------

Noncurrent deferred tax assets and (liabilities):
Tax depreciation in excess of book depreciation             (69,118)
Reserves in excess of tax expense                            39,336
Tax amortization in excess of book amortization             (32,985)
Differences between book and tax expense for program
  costs                                                     (18,442)
Differences between book and tax recognition of
  revenue                                                    (3,505)
Other differences between tax and financial
  statement values                                             (497)
                                                         ----------


   Gross noncurrent deferred net tax liabilities            (85,211)
                                                         ----------
   Total net deferred tax liabilities                    $  (68,921)
                                                         ==========


The following table identifies the deferred tax items which were part of the Company's tax provision under previously applicable accounting principles for the years ended December 31, 1992 and 1991:

                                             Year Ended December 31,
                                             -----------------------
                                               1992          1991
                                               ----          ----
                                              (Thousands of dollars)

          Deferred compensation              $22,682        $(3,044)
          Depreciation                         7,594          4,320
          Syndication advance payments         4,118           (771)
          Alternative minimum tax                  -         (7,821)
          Litigation accrual                 (13,324)             -
          Sale of cable system                (6,850)             -
          Other, net                             848         (1,440)
                                             -------         ------

                                             $15,068        $(8,756)
                                             =======        ========

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


There are no significant temporary differences relating to foreign undistributed earnings or investments in foreign subsidiaries for 1993, 1992 or 1991. Thus, no related deferred taxes have been recorded by the Company for these years.

Viacom Inc. and its subsidiaries file a consolidated federal income tax return and have done so since the period commencing June 11, 1991, the date on which NAI's percentage of ownership of Viacom Inc. was reduced to less than 80%. Prior to such date, Viacom Inc. and the Company filed a consolidated federal income tax return with NAI, and also participated in a tax-sharing agreement with NAI with respect to federal income taxes. The tax-sharing agreement obligated Viacom Inc. and the Company to make payment to NAI to the extent they would have paid federal income taxes on a separate company basis, and entitled them to receive a payment from NAI to the extent losses and credits reduced NAI's federal income taxes.


8) PENSION PLANS, OTHER POSTRETIREMENT BENEFITS AND

POSTEMPLOYMENT BENEFITS

The Company and certain of its subsidiaries have non-contributory pension plans covering substantially all employees. The benefits for these plans are based primarily on an employee's years of service and pay near retirement. All employees are vested in the plans after five years of service. The Company's policy for all pension plans is to fund amounts in accordance with the Employee Retirement Income and Security Act of 1974. Plan assets consist principally of common stocks, marketable bonds and United States government securities.

Net periodic pension cost for the periods indicated included the following components:

                                                Year Ended December 31,
                                                ----------------------
                                                1993      1992    1991
                                                ----      ----    ----
                                                  (Thousands of dollars)
Service cost - benefits earned during
  the period                                    $5,442   $4,581   $3,919
Interest cost on projected benefit
  obligation                                     4,106    3,300    2,761
Return on plan assets:
  Actual                                        (1,777)  (1,421)  (4,434)
  Deferred (gain) loss                          (1,134)    (752)   2,952
Unrecognized prior service cost                    480      454      450
                                              --------  -------  -------
Net pension cost                                $7,117   $6,162   $5,648
                                                ======   ======   ======

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)



The funded status of the pension plans for the periods indicated is as follows:

                                                     Year Ended December 31,
                                                     -----------------------
                                                       1993          1992
                                                       ----          ----
                                                     (Thousands of dollars)
Actuarial present value of benefit obligations:
Accumulated benefit obligation:
  Vested                                             $34,440       $ 24,095
  Non-vested                                           3,177          1,740
                                                   ---------       --------
Total                                                $37,617       $ 25,835
                                                     =======       ========

Projected benefit obligation                         $58,845       $ 43,626
Plan assets at fair value                             32,649         28,282
                                                   ---------       --------
Plan assets less than the
  projected benefit obligation                       (26,196)       (15,344)

Unrecognized loss during the year                      8,104            476
Unrecognized prior service cost                        3,743          4,384
Adjustment to recognize minimum liability               (576)          (768)
                                                   ---------       --------
Pension liability at year end                       $(14,925)      $(11,252)
                                                   =========       ========


For purposes of valuing the 1993 and 1992 projected benefit obligation, the discount rate was 7.5% (1993) and 8.25% (1992) and the rate of increase in future compensation was 6% for each of the years. For determining the pension expense for each of the years, the long-term rate of return on plan assets was 9%.

In 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting For Postemployment Benefits" ("SFAS 112") which the Company will be required to adopt in 1994. SFAS 112 requires that postemployment benefits be accounted for under the accrual method versus the currently used pay-as-you-go method. The Company is evaluating the impact of SFAS 112 and it is not expected that SFAS 112 will have a significant effect on the Company's consolidated financial position or results of operations.


9) RELATED PARTY TRANSACTIONS

The Company, through the normal course of business, is involved in transactions with affiliated companies. The Company sold programming to affiliates amounting to $5.5 million (1993), $3.3 million (1992) and $.9 million (1991) and paid subscriber fees of $6.1 million (1993), $5.4 million (1992) and $2.0 million (1991). In addition, rent and other expenses of $5.8 million, $4.7 million and $4.0 million were charged to affiliated companies during 1993, 1992 and 1991, respectively. Related party accounts receivable and accounts payable were immaterial for each period.

The Company received approximately $.9 million (1993) and $1.3 million (1992) under its tax-sharing agreement with NAI and paid approximately $.9 million
(1991).

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)



10) COMMITMENTS AND CONTINGENCIES

The Company has long-term noncancellable lease commitments for office space and equipment, transponders, studio facilities and vehicles.

At December 31, 1993, minimum rental payments under noncancellable leases are as follows:

                                             Operating    Capital
                                              Leases      Leases
                                              ------      ------
                                            (Thousands of dollars)
          1994                              $ 59,746    $ 9,632
          1995                                58,946     10,660
          1996                                56,795     11,689
          1997                                53,125     12,717
          1998                                55,373     13,746
          1999 and thereafter                390,181     38,764
                                            --------    -------
          Total minimum lease payments      $674,166     97,208
                                            ========
          Less amounts representing
            interest                                     34,121
                                                        -------
          Present value of net minimum
            payments                                    $63,087
                                                        =======

Future minimum capital lease payments and operating lease payments have not been reduced by future minimum sublease rentals of $26.0 million and $.5 million, respectively. Rent expense amounted to $74.2 million (1993), $67.9 million (1992) and $64.6 million (1991).

Capital leases represent the financing of transponders of $67.0 million (1993) and $26.2 million (1992), net of accumulated amortization of $7.8 million
(1993) and $3.0 million (1992).

The commitments of the Company for program license fees which are not reflected in the balance sheet as of December 31, 1993, which are estimated to aggregate approximately $1.9 billion, principally reflect commitments under SNI's exclusive arrangements with several motion picture companies. This estimate is based upon a number of factors. A majority of such fees are payable within the next seven years, as part of normal programming expenditures of SNI. These commitments are contingent upon delivery of motion pictures which are not yet available for premium television exhibition and, in many cases, have not yet been produced.

During July 1991, the Company received reassessments from 10 California counties of its Cable Division's real and personal property, related to the June 1987 acquisition by NAI, which could result in substantially higher California property tax liabilities. The Company is appealing the reassessments and believes that the reassessments as issued are unreasonable and unsupportable under California law. The Company believes that the final resolution of this matter will not have a material effect on its consolidated financial position or results of operations.

There are various lawsuits and claims pending against the Company. Management believes that any ultimate liability resulting from those actions or claims will not have a material adverse effect on the Company's financial position or results of operations (See Note 14).

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


11) FOREIGN OPERATIONS

The consolidated financial statements include the following amounts applicable to foreign subsidiaries:

                                             Year Ended December 31,
                                          -----------------------------
                                          1993        1992         1991
                                          ----        ----         ----
                                              (Thousands of dollars)

Revenues                                $ 122,200   $68,193      $31,786
Earnings before income taxes            $  34,012   $17,364      $10,963
Net earnings                            $  33,747   $16,384      $ 9,294
Current assets                          $  54,190   $47,769      $38,452
Total assets                            $ 115,744   $73,817      $40,422
Total liabilities                       $  68,728   $57,441      $30,897


Total export revenues were $25.2 million (1993), $34.9 million (1992) and $26.7 million (1991).

Foreign currency transaction gains and losses were immaterial in each period presented.

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


12) BUSINESS SEGMENTS

                                              Year Ended December 31,
                                           -----------------------------
                                           1993       1992          1991
                                           ----       ----          ----
                                              (Thousands of dollars)
Revenues:
Networks                                $1,221,200  $1,058,831  $  922,157
Entertainment                              209,110     248,335     273,488
Cable Television                           415,953     411,087     378,026
Broadcasting                               181,778     168,847     159,182
Intercompany elimination                   (23,092)    (22,417)    (21,291)
                                        ----------  ----------  ----------

Total revenues                          $2,004,949  $1,864,683  $1,711,562
                                        ==========  ==========  ==========

Earnings from operations:
Networks                                $  272,087  $  205,576  $  172,296
Entertainment                               32,480      59,662      73,214
Cable Television                           110,176     122,037     103,954
Broadcasting                                42,293      31,956      27,734
Corporate                                  (72,041)    (71,304)    (64,964)
                                        ----------  ----------  ----------
Total earnings from
  operations                            $  384,995  $  347,927  $  312,234
                                        ==========  ==========  ==========

Depreciation and amortization:
Networks                                $   44,747  $   41,754  $   30,123
Entertainment                                9,549       6,792       7,160
Cable Television                            71,520      68,505      66,604
Broadcasting                                23,475      24,509      27,062
Corporate                                    3,766       3,242       1,915
                                        ----------  ----------  ----------
Total depreciation and amortization     $  153,057  $  144,802  $  132,864
                                        ==========  ==========  ==========

Identifiable assets at year end:
Networks                                $1,794,418  $1,604,504  $1,453,643
Entertainment                              845,620     829,607     855,357
Cable Television                           963,047     972,066     979,668
Broadcasting                               744,208     722,023     742,650
Corporate                                2,069,575     188,894     157,060
                                        ----------  ----------  ----------

Total identifiable assets at year end   $6,416,868  $4,317,094  $4,188,378
                                        ==========  ==========  ==========

Capital expenditures:
Networks                                $   35,786  $   26,076  $    6,170
Entertainment                                4,933       7,102         916
Cable Television                            79,482      54,596      44,967
Broadcasting                                 4,886       5,102       3,101
Corporate                                    9,924      17,346       2,275
                                        ----------  ----------  ----------
Total capital expenditures              $  135,011  $  110,222  $   57,429
                                        ==========  ==========  ==========

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


13) QUARTERLY FINANCIAL DATA (unaudited):

Summarized quarterly financial data for 1993 and 1992 appears below:

                             First    Second     Third    Fourth
                            Quarter   Quarter   Quarter   Quarter   Total Year
                            -------   -------   -------   -------   ----------
                             (Thousands of dollars, except per share amounts)
1993
- ----
Revenues                   $470,650  $495,799  $508,122  $530,378   $2,004,949
Earnings from operations   $ 90,182  $106,562  $110,153  $ 78,098   $  384,995
Earnings before
 extraordinary losses
 and cumulative effect
 of changes in
 accounting principle (1)  $ 70,626  $ 41,628  $ 30,901  $ 26,326   $  169,481
Net earnings               $ 80,964  $ 41,628  $ 22,034  $ 26,326   $  170,952
Net earnings
 attributable to
 common stock (2)          $ 80,964  $ 41,628  $ 22,034  $ 13,576   $  158,202
Net earnings per
 common share:
  Earnings before
   extraordinary losses
   and cumulative effect
   of changes in
   accounting principle    $    .59  $    .35  $    .25  $    .11   $     1.30
 Net earnings              $    .67  $    .35  $    .18  $    .11   $     1.31
Average number of
  common shares             120,479   120,517   120,645   120,782      120,607

1992
- ----
Revenues                   $430,568  $451,053  $471,498  $511,564   $1,864,683
Earnings from
 operations (3)            $ 83,399  $ 96,873  $100,010  $ 67,645   $  347,927
Earnings (loss) before
 extraordinary losses (4)  $ 10,527  $ (1,145) $ 45,049  $ 11,654   $   66,085
Net earnings (loss)        $  7,088  $(14,826) $ 45,049  $ 11,654   $   48,965
Net earnings (loss)
 per common share:
  Earnings (loss) before
  extraordinary losses     $    .09  $   (.01) $    .37  $    .10   $      .55
 Net earnings (loss)       $    .06  $   (.12) $    .37  $    .10   $      .41
Average number of
 common shares              120,228    120,229  120,230   120,250      120,235


(1) The first quarter of 1993 reflects a pre-tax gain of $55 million related to the sale of the stock of Viacom Cablevision of Wisconsin Inc. (See Note
     14).

(2) The fourth quarter of 1993 reflects Preferred Stock dividends of $12.8 million (See Note 6).

(3) The third quarter of 1992 reflects a reversal of compensation expense associated with the Long-Term Incentive Plans. The fourth quarter of 1992 reflects a significant expense associated with the Long-Term Incentive Plans. The fluctuations in compensation expense associated with the Long-Term Incentive Plans for the third and fourth quarter of 1992 resulted primarily from the fluctuations in market value of Viacom Inc.'s Common Stock (See Note 6).

(4) The second quarter of 1992 reflects the reserve for litigation of $33 million related to a summary judgment against the Company in a dispute with CBS Inc. The third quarter of 1992 reflects a gain of $35 million related to certain aspects of the settlement of the Time Warner antitrust lawsuit (See Note 14).

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)



14) OTHER ITEMS, NET

As part of the settlement of the Time Warner antitrust lawsuit, the Company sold all the stock of Viacom Cablevision of Wisconsin, Inc. to Warner Communications Inc. ("Warner"). This transaction was effective on January 1, 1993. As consideration for the stock, Warner paid the sum of $46 million plus repayment of debt under the Credit Agreement in the amount of $49 million, resulting in a pre-tax gain of approximately $55 million reflected in "Other items, net." Also reflected in this line item is the net gain on the sale of a portion of an investment held at cost and adjustments to previously established non-operating litigation reserves, and other items.

"Other items, net" reflects a gain of $35 million recorded in the third quarter of 1992; this gain represents payments received in the third quarter relating to certain aspects of the settlement of the Time Warner antitrust lawsuit, net of the Company's 1992 legal expenses related to this lawsuit.

"Other items, net" also reflects a reserve for litigation of $33 million during the second quarter of 1992 related to a summary judgment against Viacom in a dispute with CBS Inc. arising under the 1970 agreement associated with the spin-off of Viacom International Inc. by CBS Inc. On July 30, 1993, the Company settled all disputes arising under the above litigation.

In September 1991, the Company recorded a reserve for its investment in a start-up joint venture. On August 16, 1991, the Company sold 129,837 shares of Turner Broadcasting System, Inc. Class B Common Stock for approximately $1.9 million. These transactions resulted in a pre-tax loss of approximately $6.5 million, which is reflected in "Other items, net."

                                VIACOM INC. AND
                  VIACOM INTERNATIONAL INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)



15) SUPPLEMENTAL CASH FLOW INFORMATION

                                                   Year Ended December 31,
                                                  ------------------------
                                                  1993      1992      1991
                                                  ----     -----      ----
                                                   (Thousands of dollars)
Cash payments for interest net of               $167,383  $194,879  $233,904
  amounts capitalized
Cash payments for income taxes                    32,675    50,738    24,539
Cash received for income taxes                     1,074     1,470     3,301

Supplemental schedule of non-cash financing
  and investing activities:
 B Common stock issued as
  satisfaction for LTIP liability                     --     6,894        --
 Equipment acquired under capitalized leases      44,381    26,192        --
 B Common Stock issued to acquire the remaining
  50.01% interest in MTV EUROPE                       --        --    65,000

                         EXHIBIT INDEX
                         -------------

Exhibit No.               Description                     Page
- -----------               -----------                     ----


Exhibit 23.1   Consent of Price Waterhouse                 51

Exhibit 23.2   Consent of Ernst and Young                  52

Exhibit 99.1   Press release by Viacom Inc. dated
               March 11, 1994.                             53